UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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(Name of Registrant as Specified In Its Charter)

Progress Energy, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, NC 27601-1849

March 31, 2006

Dear Shareholder:

I am pleased to invite you to attend the 2006 Annual Meeting of the Shareholders of Progress Energy, Inc. The meeting will be held at 10 a.m. on May 10, 2006, in the Fletcher Opera Theater at the Progress Energy Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina.

As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the matters scheduled to be acted upon at the meeting for Progress Energy, Inc. are the election of directors, the ratification of the selection of the independent registered public accounting firm for Progress Energy, Inc., a proposal to declassify the Board of Directors, a proposal to require majority voting for the election of directors, and a shareholder proposal relating to our contractor policies.

Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

I am delighted that you have chosen to invest in Progress Energy, Inc. and look forward to seeing you at the meeting. On behalf of the management and Directors of Progress Energy, Inc., thank you for your continued support and confidence in 2006.

Sincerely,

Robert B. McGehee
Chairman of the Board and Chief Executive Officer

VOTING YOUR PROXY IS IMPORTANT

Your vote is important. Please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE OR VIA THE INTERNET in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting.

A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

PROGRESS ENERGY, INC.

410 S. Wilmington Street
Raleigh, North Carolina 27601-1849

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON

MAY 10, 2006

The Annual Meeting of the Shareholders of Progress Energy, Inc. (the “Company”) will be held at 10 a.m. on May 10, 2006, in the Fletcher Opera Theater at the Progress Energy Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina. The meeting will be held in order to:

(1)         Elect three (3) Class I directors of the Company to serve two-year terms; four (4) Class II directors of the Company to serve three-year terms; and one (1) Class III director of the Company to serve a one-year term.

(2)         Ratify the selection of the independent registered public accounting firm for the Company.

(3)         Vote on a proposal relating to the declassification of the Board of Directors.

(4)         Vote on a proposal relating to director election by majority vote.

(5)         Vote on a shareholder proposal relating to a responsible contractor policy.

(6)         Transact any other business as may properly be brought before the meeting.

All shareholders of Common Stock of record at the close of business on March 3, 2006, are entitled to attend the meeting and to vote. The stock transfer books will remain open.

By order of the Board of Directors
JOHN R. MCARTHUR
Senior Vice President, General Counsel and Secretary
Raleigh, North Carolina
March 31, 2006

PROGRESS ENERGY, INC.

410 S. Wilmington Street
Raleigh, North Carolina 27601-1849

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Progress Energy, Inc. (Company) of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10 a.m. on May 10, 2006, in the Fletcher Opera Theater at the Progress Energy Center for the Performing Arts, 2 E. South Street, Raleigh, North Carolina. (For directions to the meeting location, please see the map included at the end of this Proxy Statement.) This Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 2006.

An audio webcast of the Annual Meeting of Shareholders will be available online at www.progress-energy.com/webcast. The webcast will be available in Windows Media Player format and will be archived on the site.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules, are available upon written request, without charge, to the persons whose proxies are solicited. Any exhibit to the Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to Mr. Thomas R. Sullivan, Treasurer, P.O. Box 1551, Raleigh, North Carolina 27602. The Company’s Form 10-K is also available through the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov or through the Company’s website at www.progress-energy.com. The contents of these websites are not, and shall not be deemed to be a part of this proxy statement or proxy solicitation materials.

The SEC delivery rules can be satisfied by delivering a single proxy statement and annual report to shareholders to an address shared by two or more of our shareholders. This delivery method is referred to as householding. A single copy of the annual report and of the proxy statement will be sent to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders.

If you prefer to receive a separate copy of the proxy statement or the annual report, please write to Shareholder Relations, P. O. Box 1551, Raleigh, North Carolina 27602 or telephone the Company’s Shareholder Relations Section at 919-546-3014, and we will promptly send you separate copies. If you are currently receiving multiple copies of the proxy statement or the annual report at your address and would prefer that a single copy of each be delivered there, you may contact the Company at the address or telephone number provided in this paragraph.

PROXIES

The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, e-mail or other electronic media or personally by officers and employees of the Company and its subsidiaries, who will not be specially compensated for such services.

You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Please be aware that if you vote via the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by (i) delivering a written notice of revocation, (ii) timely filing with the Secretary of the Company a subsequently dated, properly executed proxy or (iii) attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you vote by telephone or via the Internet, you may also revoke your vote by any of the three methods noted above, or you may change your vote by voting again by telephone or via the Internet. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of certain identifying information found on the proxy card in the event that you decide later to change or revoke your proxy by accessing the Internet. You should address any written notices of proxy revocation to: Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602, Attention: Secretary.

All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted “FOR” the election of all Directors as set forth in this Proxy Statement, “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006, as set forth in this Proxy Statement, “FOR” the proposal relating to the declassification of the Board of Directors, as set forth in the proxy statement, “FOR” the proposal relating to director election by majority vote, as set forth in this proxy statement, and “AGAINST” the shareholder proposal relating to the responsible contractor policy as set forth in this proxy statement. Proxies will be voted at the discretion of the named proxies on any other business properly brought before the meeting.

If you are a participant in the Company’s 401(k) Savings & Stock Ownership Plan or the Savings Plan for Employees of Florida Progress Corporation (FPC), shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy, or vote by telephone or via the Internet. Company stock remaining in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by participants in the 401(k) Plan.

Special Note for Shares Held in “Street Name”

If your Common Stock is held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive directions from your nominee that you must follow in order to have your Common Stock voted. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a special proxy form from the brokerage firm, bank or other nominee that holds their Common Stock of record. You should contact your brokerage firm, bank or other bank nominee for details regarding how you may obtain this special proxy form.

If your Common Stock is held in “street name” and you do not give instructions as to how you want your shares voted (a “non-vote”), the brokerage firm, bank or other nominee who holds Progress Energy shares on your behalf may, in certain circumstances, vote the Common Stock in their discretion. However, such brokerage firm, bank or other nominee is not required to vote the shares of Common Stock and may choose to enter a “broker non-vote.”

With respect to “routine” matters, such as the election of Directors, ratification of the selection of the independent registered public accounting firm and the proposals relating to the declassification of the Board and Director election by majority vote, a brokerage firm, bank or other nominee has authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the New York Stock Exchange (“NYSE”), to vote its clients’ Common Stock shares if the clients do not provide instructions. When a brokerage firm, bank or other nominee votes its clients’ Common Stock shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, WITHHELD FROM or AGAINST such routine matters.

With respect to “non-routine” matters, a brokerage firm, bank or other nominee is not permitted under the SRO rules to vote its clients’ Common Stock shares if the clients do not provide instructions. The brokerage firm or other nominee will so note on the vote card, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of Common Stock shares voted FOR, AGAINST or ABSTAINING from such non-routine matters.

Accordingly, if you do not vote your proxy, your brokerage firm, bank or other nominee may either: (i) vote your Common Stock shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your Common Stock shares unvoted altogether.

At the 2006 Annual Meeting of Shareholders, one non-routine matter, a shareholder proposal relating to a responsible contractor policy, is expected to be presented for a vote. Therefore, we encourage you to provide instructions to your brokerage firm or other nominee by voting your proxy. This action ensures that your Common Stock shares and voting preferences will be fully represented at the meeting.

VOTING SECURITIES

The Directors of the Company have fixed March 3, 2006, as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company’s Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote. As of March 3, 2006, there were outstanding                       shares of Common Stock.

Consistent with state law and the Company’s By-Laws, the presence, in person or by proxy, of holders of at least a majority of the total number of Common Stock shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Once a share of Common Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Common Stock shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present.

Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote. Accordingly, assuming a quorum is present, the nominee(s) receiving the highest number of “FOR” votes within each of class of Directors for which nominees are proposed will be elected.  Withheld votes or shares held in “street name” that are not voted in the election of Directors will not be included in determining the number of votes cast.

Approval of the proposal to ratify the selection of the Company's independent registered public accounting firm, the proposal to declassify the board of directors, the proposal to require majority voting for the election of directors, the shareholder proposal relating to our contractor policies and other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of votes actually cast by holders of Common Stock entitled to vote. With respect to matters requiring a majority vote, assuming a quorum is present, the number of “FOR” votes cast at the meeting for the proposal must exceed the number of “AGAINST” votes cast at the meeting in order for this proposal to be approved. Abstentions from voting and broker non-votes will not count as votes cast and will not have the effect of a “negative” vote with respect to any such matters.

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2006. A copy of this quarterly report may be obtained without charge by any of the means outlined above for obtaining a copy of the Annual Report on Form 10-K.

PROPOSAL 1—ELECTION OF DIRECTORS

Based on the report of the Corporate Governance Committee (see page     ), the Board of Directors nominates the following three nominees to serve as Directors in Class I with terms expiring in 2008 and until their respective successors are elected and qualified: W. D. Frederick, Jr., W. Steven Jones, and Theresa M. Stone. The Board of Directors also nominates the following four nominees to serve as Directors in Class II with terms expiring in 2009 and until their respective successors are elected and qualified: Edwin B. Borden, James E. Bostic, Jr., David L. Burner and Richard L. Daugherty. The Board of Directors also nominates the following nominee to serve as a Director in Class III with a term expiring in 2007 and until his successor is elected and qualified: Harris E. DeLoach, Jr.

The nomination of Directors in all three Classes is the result of the Board’s efforts to apportion the nominees among the Classes so that all Classes are as nearly equal in number as possible. It should be noted that if Proposal 3 (see page     ) relating to the declassification of the Board is approved by the Shareholders, the Directors serving in Classes I and II will tender their resignations effective as of the opening of the 2007 Annual Meeting of the Company’s Shareholders and all Directors will be elected annually for one-year terms.

There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, and there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

The election of Directors will be determined by a plurality of the votes cast at the Annual Meeting at which a quorum is present. Shareholders do not have cumulative voting rights in connection with the election of Directors. This means that the nominee(s) receiving the highest number of “FOR” votes within each of Class I, II and III will be elected as Directors in their respective classes. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted FOR the election of each of the eight nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

The names of the eight nominees for election to the Board of Directors and of the Continuing Directors, along with their ages, principal occupations or employment for the past five years, and current directorships of public companies are set forth below. No information is included regarding Charles W. Coker (currently a Director in Class III) and William O. McCoy (currently a Director in Class I), who will reach the mandatory retirement age for non-employee Board members this year, and thus will retire from the Board at the Annual Meeting of Shareholders on May 10, 2006. No decision has been made regarding which nominees or Continuing Directors will replace Messrs. Coker and McCoy on the various Board Committees on which they currently serve. (Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (PEC) and FPC, which are noted in the descriptions below, are both wholly owned subsidiaries of the Company.) Information concerning the number of shares of the Company’s Common Stock beneficially owned, directly or indirectly, by all current Directors appears on page      of this Proxy Statement.

The Board of Directors recommends a vote FOR each nominee for Director.

Nominees for Election—Class I

(Terms Expiring in 2008)

W. D. FREDERICK, JR., age 71, is a citrus grower and rancher. He is a retired partner in the law firm of Holland & Knight and a former mayor of Orlando, Florida. He has served as a Director of the Company since 2000 and also serves as a Director of PEC, FPC, United Heritage Bank and Blue Cross/Blue Shield of Florida.

W. STEVEN JONES, age 54, is Dean and Professor of Management of UNC Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. He is a former CEO and Managing Director of Suncorp-Metway, Ltd. In Brisbane, Queensland, Australia, which provides banking, insurance and investing services. He has served as a Director of the Company since 2005 and also serves as a Director of PEC, FPC and Bank of America.

THERESA M. STONE, age 61, is Executive Vice President and Chief Financial Officer of Jefferson-Pilot Financial, a company offering full lines of individual and group life insurance products as well as annuity and investment products. She has served as a Director of the Company since 2005 and also serves as a Director of PEC and FPC.

Nominees for Election—Class II

(Terms Expiring in 2009)

EDWIN B. BORDEN, age 72, is retired President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company and its predecessors since 1985 and also serves as a Director of PEC, FPC, Ruddick Corporation and Winston Hotels, Inc.

JAMES E. BOSTIC, JR., age 58, is retired Executive Vice President of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, paper, packaging, building products, pulp and related chemicals (since January 2001). He previously served as Senior Vice President of Georgia-Pacific Corporation (from January 1995 to December 2000). He has served as a Director of the Company since 2002 and also serves as a Director of PEC and FPC.

DAVID L. BURNER, age 66, is retired Chairman and Chief Executive Officer of the Goodrich Corporation, a provider of aerospace components, systems and services. He has served as a Director of the Company and its predecessors since 1999 and also serves as a Director of PEC, FPC, Milacron, Inc., Lance, Inc., Engelhard Corporation and Briggs & Stratton Corporation.

RICHARD L. DAUGHERTY, age 70, was formerly Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University. He previously served as Vice President of IBM PC Company and Senior State Executive of IBM Corp. He has served as a Director of the Company and its predecessors since 1992 and also serves as a Director of PEC, FPC and Winston Hotels, Inc.

Nominees for Election—Class III

(Term Expiring in 2007)

HARRIS E. DELOACH, JR., age 61, is Chairman, President and Chief Executive Officer of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products. He previously served as President and CEO of Sonoco Products Company (from July 2000 to April 2005). If elected he will also serve as a Director of PEC and FPC. He also serves as a director of the Goodrich Corporation.

Ms. Stone and Messrs. DeLoach and Jones are nominees standing for election to the Board for the first time. All three were recommended to the Corporate Governance Committee by other independent Directors.

Directors Continuing in Office—Class I

(Terms Expiring in 2008)

JOHN H. MULLIN, III, age 64, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in farming and timber management. He is a former Managing Director of Dillon, Read & Co. (investment bankers). He has served as a Director of the Company and its predecessors since 1999 and also serves as a Director of PEC, FPC, The Liberty Corporation and Sonoco Products Company, and as a Trustee of The Putnam Funds.

CARLOS A. SALADRIGAS, age 57, is Chairman of Premier American Bank in Miami, Florida. In 2002, he retired as Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides services to small and mid-sized businesses. He has served as a Director of the Company since 2001 and also serves as a Director of PEC, FPC and Advance Auto Parts, Inc.

Directors Continuing in Office—Class III

(Terms Expiring in 2007)

ROBERT B. MCGEHEE, age 63, is Chairman and Chief Executive Officer of the Company since 2004. Mr. McGehee joined PEC in 1997 as Senior Vice President and General Counsel. Since that time, he has held several senior management positions of increasing responsibility within the Company. Most recently, Mr. McGehee served as President and Chief Operating Officer of the Company, having responsibility for the day-to-day operations of both the Company’s regulated and nonregulated businesses. Prior to that, Mr. McGehee served as President and Chief Executive Officer of Progress Energy Service Company, LLC. He has served as a Director of the Company since 2004 and also serves as a Director of PEC and FPC.

E. MARIE MCKEE, age 55, is Senior Vice President of Corning Incorporated, a developer of technologies for glass, ceramics, fiber optics and photonics. She also serves as President and Chief Executive Officer of Steuben Glass. She has served as a Director of the Company and its predecessors since 1999 and also serves as a Director of PEC and FPC.

PETER S. RUMMELL, age 60, is Chairman and Chief Executive Officer of St. Joe Company, a real estate operating company in Jacksonville, Florida (since 1997). He previously served as Chairman of Walt Disney Imagineering, the division responsible for The Walt Disney Company’s worldwide creative design, real estate and research and development activities from 1985 until 1996. He has served as a Director of the Company since 2003 and also serves as a Director of PEC and FPC.

JEAN GILES WITTNER, age 71, is President and Secretary of Wittner & Co., Inc., a Florida holding company for companies that provide life insurance products, employee benefit insurance programs, and commercial office leasing and property management services. She has served as a Director of the Company since 2000 and also serves as a Director of PEC, FPC and Raymond James Bank, FSB.

PRINCIPAL SHAREHOLDERS

The following table sets forth the only shareholders known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2005. The Company has no other class of voting securities.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Common Stock	State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	21,915,400[1]	8.7%
	Capital Research and Management Company 333 Hope Street Los Angeles, CA 90071	13,379,320[2]	5.3%

1Consists of shares of Common Stock held by State Street Bank and Trust Company, acting in various fiduciary capacities. State Street Bank has sole power to vote with respect to 7,641,666 shares, sole dispositive power with respect to 0 shares, shared power to vote with respect to 14,273,734 shares and shared power to dispose of 21,915,400 shares. State Street Bank has disclaimed beneficial ownership of all shares of Common Stock. (Based solely on information contained in a Schedule 13G filed by State Street Bank and Trust Company on February 13, 2006.)

2Consists of shares of Common Stock held by Capital Research and Management Company as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company has sole power to vote with respect to 2,500,000 shares, sole power to dispose of 13,379,320 shares and no shared power to vote or dispose of any shares of Common Stock. Capital Research and Management Company has disclaimed beneficial ownership of all shares of Common Stock. (Based solely on information contained in an amended Schedule 13G filed by Capital Research and Management Company on February 6, 2006.)

MANAGEMENT OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of January 31, 2006, of (i) all current Directors and nominees for Director, (ii) each executive officer of the Company named in the Summary Compensation Table presented later in this proxy statement and (iii) all Directors and nominees for Director and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in economic value at all times to one share of Common Stock. As of January 31, 2006, none of the individuals or the group in the above categories owned one percent (1%) or more of the Company’s voting securities. Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

Name	Number of Shares of Common Stock Beneficially Owned		Units Representing Shares of Common Stock[1,2,3,4,5,6]
Edwin B. Borden	12,523	[7]	46,374	[8]
James E. Bostic, Jr.	5,655	[7]	7,628	[8]
David L. Burner	7,000	[7]	14,801	[8]
Geoffrey S. Chatas (resigned as of November 14, 2005)	23,430	[9]	0
Charles W. Coker	13,498	[7]	52,733	[8]
Richard L. Daugherty	7,225	[7]	36,843	[8]
Harris E. DeLoach, Jr.	5,000		0
Frederick N. Day IV	134,362	[9]	38,140	[10]
W. D. Frederick, Jr.	7,000	[7]	15,422	[8]
C. S. Hinnant	143,511	[9]	46,236	[11]
William D. Johnson	221,563	[9]	51,515	[12]
W. Steven Jones	0		2,408	[8]
William O. McCoy	7,337	[7]	26,744	[8]
Robert B. McGehee	378,192	[9]	121,835	[13]
E. Marie McKee	7,500	[7]	19,457	[8]
John H. Mullin, III	10,000	[7]	18,394	[8]
Peter S. Rummell	4,400	[7]	7,177	[8]
Carlos A. Saladrigas	10,600	[7]	6,676	[8]
Peter M. Scott III	214,193	[9]	49,363	[14]
Theresa M. Stone	500		2,407	[8]
Jean Giles Wittner	9,000	[7]	14,340	[8]
Shares of Common Stock[15] and Units beneficially owned by all Directors and executive officers of the Company as a group (29 persons)	1,708,175		767,318

1Includes units representing Common Stock of the Company under the Directors’ Deferred Compensation Plan and the Non-Employee Director Stock Unit Plan (see “Directors’ Compensation” on page       ).

2Includes accumulated replacement units representing Common Stock of the Company under the Management Deferred Compensation Plan.

3Includes performance units under the Long-Term Compensation Program.

4Includes performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans (see “Long-Term Incentive Plan Awards Table” on page       .

5Includes replacement units to replace the value of Company contributions to the 401(k) Savings & Stock Ownership Plan that would have been made but for the deferral of salary under the Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see “Summary Compensation Table” on page        and footnote        thereunder).

6Includes performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan.

7Includes shares of Company Common Stock such director has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options, and, where indicated, shares over which the director shares voting and investment powers with a family member and has not disclaimed beneficial ownership, as follows:

Edwin B. Borden—6,000

James E. Bostic, Jr.—4,000

David L. Burner—6,000

Charles W. Coker—6,000 and 7,298, respectively

Richard L. Daugherty—6,000

W. D. Frederick, Jr.—6,000

William O. McCoy—6,000 and 337, respectively

E. Marie McKee—6,000

John H. Mullin, III—6,000

Peter S. Rummell—2,000

Carlos A. Saladrigas—6,000 and 4,600, respectively (On December 16, 2005, Mr. Saladrigas transferred 4,600 shares to a short-term irrevocable trust created under Florida law. The shares will be distributed to Mr. Saladrigas by no later than March 1, 2006.)

Jean Giles Wittner—6,000 and 1,000 shares, respectively

8Consists of units representing Common Stock of the Company under the Directors’ Deferred Compensation Plan and units under the Non-Employee Director Stock Unit Plan as follows:

Edwin B. Borden—35,714 and 10,660, respectively

James E. Bostic, Jr.—4,474 and 3,154, respectively

David L. Burner—9,408 and 5,393, respectively

Charles W. Coker—40,588 and 12,145, respectively

Richard L. Daugherty—28,313 and 8,530, respectively

W. D. Frederick, Jr.—10,029 and 5,393, respectively

W. Steven Jones—1,208 and 1,200, respectively

William O. McCoy—19,439 and 7,305, respectively

E. Marie McKee—14,064 and 5,393, respectively

John H. Mullin, III—12,613 and 5,781, respectively

Peter S. Rummell—4,744 and 2,433, respectively

Carlos A. Saladrigas—2,743 and 3,933, respectively

Theresa M. Stone—1,207 and 1,200, respectively

Jean Giles Wittner—8,947 and 5,393, respectively

9Includes shares of Restricted Stock and shares of Company Common Stock such officer has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options as follows:

Geoffrey S. Chatas—0 and 19,333, respectively

Frederick N. Day IV—25,800 and 102,333, respectively

C. S. Hinnant—23,734 and 93,100, respectively

William D. Johnson—60,068 and 130,333, respectively

Robert B. McGehee—130,602 and 219,200, respectively

Peter M. Scott III—64,201 and 123,167, respectively

10Consists of (i) 1,133 performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan, (ii) 36,330 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 677 replacement units under the Management Deferred Compensation Plan.

11Consists of (i) 1,493 performance units under the Long-Term Compensation Program, (ii) 4,292 performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan, (iii) 39,330 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iv) 1,121 replacement units under the Management Deferred Compensation Plan.

12Consists of (i) 1,340 performance units recorded to reflect awards deferred under the Management Incentive Compensation Program, (ii) 49,346 shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 829 replacement units under the Management Deferred Compensation Plan.

13Consists of (i) 2,576 performance units recorded to reflect awards deferred under the Management Incentive Compensation Program, (ii) 117,537 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and (iii) 1,722 replacement units under the Management Deferred Compensation Plan.

14Consists of 48,620 performance shares awarded under the Performance Share Sub-Plan of the 1997 and 2002 Equity Incentive Plans, and 743 replacement units under the Management Deferred Compensation Plan.

15Includes shares each group member (shares in the aggregate) has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, seven of the Company’s Directors/nominees for Director had indirect interests in routine commercial transactions for the sale of goods and services to which the Company or one of its subsidiaries was a party; however, none of those interests were material and thus are not required to be disclosed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers to file reports of their holdings and transactions in the Company’s securities with the SEC and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company’s 2005 fiscal year were met except that Ms. Stone inadvertently failed to file on a timely basis a Form 4 with respect to one transaction involving an open market acquisition of 500 shares the Company’s Common Stock on November 16, 2005. A Form 4 reporting the transaction was filed on November 21, 2005.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to an established set of written Corporate Governance Guidelines (the “Guidelines”) that set forth the Company’s corporate governance philosophy and the governance policies and practices the Company has implemented in support of that philosophy. The three core governance principles embraced by the Board are integrity, accountability and independence.

The Guidelines describe Board membership criteria, the Board selection and orientation process and Board leadership. The Guidelines require that a minimum of 80 percent of the Board’s members be independent and that the membership of each Board Committee, except the Executive Committee, consist solely of independent directors. Directors who are not full-time employees of the Company generally must retire from the Board at age 73. Directors whose job responsibilities or other factors relating to their selection to the Board change materially after their election are required to submit a letter of resignation to the Board. The Board will have an opportunity to review the continued appropriateness of the individual’s Board membership and the Corporate Governance Committee will make the initial recommendation as to the individual’s continued Board membership. The Guidelines also describe the stock ownership guidelines that are applicable to Board members and prohibit compensation to Board members other than directors’ fees and payments.

The Guidelines provide that the Organization and Compensation Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria, and will communicate the results of its evaluation to the full Board. The Guidelines also provide that the Corporate Governance Committee is responsible for conducting an annual assessment of the performance and effectiveness of the Board, and its standing committees, and reporting the results of each assessment to the full Board annually.

The Guidelines provide that Board members have complete access to the Company’s management, and can retain, at Company expense, independent advisors or consultants to assist the Board in fulfilling its responsibilities, as it deems necessary. The Guidelines also state that it is the Board’s policy that the non-employee directors meet in executive session on a regularly scheduled basis. Those sessions are chaired by the Presiding Director, John H. Mullin, III, who is also Chairman of the Corporate Governance Committee. He can be contacted by writing to John H. Mullin, III, Presiding Director, Progress Energy Board of Directors, c/o Corporate Secretary, P.O. Box 1551, Raleigh, NC 27602. The Company screens mail addressed to Mr. Mullin for security purposes and to ensure that it relates to discrete business matters that are relevant to the Company. Mail addressed to Mr. Mullin which satisfies these screening criteria will be forwarded to him.

In keeping with the Board’s commitment to sound corporate governance, the Company has adopted a comprehensive written Code of Ethics that incorporates an effective reporting and enforcement mechanism. The Code of Ethics is applicable to all Company employees, including the Company’s Chief Executive Officer, its Chief Financial Officer and its Controller. The Board has adopted the Company’s Code of Ethics as its own standard. Board members, Company officers and Company employees certify their compliance with the Company Code of Ethics on an annual basis.

The Company’s Corporate Governance Guidelines and Code of Ethics are posted on its Internet Web site, and can be accessed at www.progress-energy.com under the Investors section. This information is available in print to any shareholder who requests it.

BOARD OF DIRECTORS

The Board of Directors is currently comprised of fifteen (15) members. The Board of Directors met six times in 2005. Average attendance of the Directors at the meetings of the Board and its Committees held during 2005 was 97%, and no Director attended less than 85% of all Board or his/her respective Committee meetings held in 2005.

The Board of Directors has determined that the following members of the Board are independent, as that term is defined under the general independence standards contained in the listing standards of the New York Stock Exchange (the “NYSE”):

Edwin B. Borden	William O. McCoy
James E. Bostic, Jr.	E. Marie McKee
David L. Burner	John H. Mullin, III
Charles W. Coker	Peter S. Rummell
Richard L. Daugherty	Carlos A. Saladrigas
W. D. Frederick, Jr.	Theresa M. Stone
W. Steven Jones	Jean Giles Wittner

The Board of Directors also has determined that Harris E. DeLoach, Jr., a nominee who has not previously been elected to the Board of Directors, is independent as that term is defined under the general independence standards contained in NYSE’s listing standards. In addition to considering the NYSE’s general independence standards, the Board has adopted categorical standards to assist it in making determinations of independence. The Board’s categorical independence standards address the same criteria that are included in the NYSE’s independence standards, and also provide that a director who had or whose immediate family member had, during the Company’s last fiscal year, a relationship that must be disclosed under Item 404(a) or (b) of Regulation S-K is not independent. In addition, the Board’s categorical independence standards prohibit directors and their family members from receiving personal loans from the Company. (The categorical independence standards are outlined in the Company’s Corporate Governance Guidelines, which as noted above, are posted on the Company’s Internet Web site.) All Directors identified as independent in this proxy statement meet these categorical standards.

The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations, Environmental, Health and Safety Issues, a Committee on Organization and Compensation, and a Corporate Governance Committee. The charters of all Committees of the Board are posted on the Company’s Internet Web site and can be accessed at www.progress-energy.com under the Investors section. The charters are available in print to any shareholder who requests them. Additionally, the charter of the Audit and Corporate

Performance Committee is included as Exhibit A to this proxy statement. The membership and functions of the standing Board Committees, as of December 31, 2005, are discussed below.

EXECUTIVE COMMITTEE

The Executive Committee is presently composed of one Director who is an officer and five independent Directors: Messrs. Robert B. McGehee—Chairman, Edwin B. Borden, Charles W. Coker, Richard L. Daugherty, William O. McCoy and John H. Mullin, III. The authority and responsibilities of the Executive Committee are described in the Company’s By-Laws. Generally, the Executive Committee will review routine matters that arise between meetings of the full Board and require action by the Board. The Committee held no meetings in 2005.

AUDIT AND CORPORATE PERFORMANCE COMMITTEE

The Audit and Corporate Performance Committee is presently composed of the following seven non-employee Directors: Messrs. Richard L. Daugherty—Chairman, James E. Bostic, Jr., David L. Burner, W. D. Frederick, Jr., Carlos A. Saladrigas, Ms. Theresa M. Stone, and Ms. Jean Giles Wittner. All members of the Committee are independent as that term is defined under the enhanced independence standards for audit committee members contained in the Securities Exchange Act of 1934 and rules thereunder, as amended, as incorporated into the listing standards of the New York Stock Exchange. Messrs. Burner and Saladrigas have been designated by the Board as the “Audit Committee Financial Experts,” as that term is defined in the SEC’s rules. The work of this Committee includes oversight responsibilities relating to the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, performance of the internal audit function and of the independent registered public accounting firm, and the Corporate Ethics Program. The role of the committee is further discussed under “Report of the Audit and Corporate Performance Committee” below.

Mr. David L. Burner serves simultaneously on the audit committees of more than three public companies. The Company does not limit the number of audit committees on which its Audit Committee members may serve; however, the Board of Directors has determined that such service by Mr. Burner, given his other commitments, does not impair Mr. Burner’s ability to serve effectively on the Company’s Audit Committee. The Committee held nine meetings in 2005.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee is presently composed of the following five non-employee Directors: Messrs. John H. Mullin, III—Chairman, Edwin B. Borden, Charles W. Coker, Richard L. Daugherty and Peter S. Rummell. All members of the Committee are independent as that term is defined under the general independence standards contained in the New York Stock Exchange listing standards. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company’s Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee is responsible for conducting investigations into or studies of matters within the scope of its responsibilities and to retain outside advisors to identify Director candidates. The Committee will consider qualified candidates for Director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 120th calendar day before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. See “Future Shareholder Proposals” below for more information regarding shareholder nominations of directors. The Committee held five meetings in 2005.

FINANCE COMMITTEE

The Finance Committee is presently composed of the following seven non-employee Directors: Messrs. William O. McCoy—Chairman, David L. Burner, Charles W. Coker, W. Steven Jones, John H. Mullin, III, and Carlos A. Saladrigas, and Ms. Theresa M. Stone. The Committee reviews and oversees the Company’s financial policies and planning, financial position, strategic planning and investments, pension funds and financing plans. The Committee also monitors the Company’s risk management activities, financial position and recommends changes to the Company’s dividend policy and proposed budget. The Committee held eight meetings in 2005.

COMMITTEE ON OPERATIONS, ENVIRONMENTAL, HEALTH AND SAFETY ISSUES

The Committee on Operations, Environmental, Health and Safety Issues is presently composed of the following seven non-employee Directors: Messrs. Edwin B. Borden—Chairman, James E. Bostic, Jr., Richard L. Daugherty, W. D. Frederick, Jr., and Peter S. Rummell, and Ms. E. Marie McKee and Ms. Jean Giles Wittner. The Committee reviews the Company’s load forecasts and plans for generation, transmission and distribution, fuel production and transportation, customer service, energy trading and term marketing, and other Company operations. The Committee reviews and assesses Company policies, procedures, and practices relative to the protection of the environment and the health and safety of employees, customers, contractors and the public. The Committee advises the Board and makes recommendations for the Board’s consideration regarding operational, environmental and safety-related issues. The Committee held three meetings in 2005.

COMMITTEE ON ORGANIZATION AND COMPENSATION

The Committee on Organization and Compensation is presently composed of the following seven non-employee Directors: Messrs. Charles W. Coker—Chairman, Edwin B. Borden, W. Steven Jones, William O. McCoy, John H. Mullin, III, Peter S. Rummell and Ms. E. Marie McKee. All members of the Committee are independent as that term is defined under the general independence standards contained in the New York Stock Exchange listing standards. The Committee verifies that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions, evaluates the performance of the Chief Executive Officer and oversees plans for management succession. The Committee held seven meetings in 2005.

DIRECTOR NOMINATING PROCESS AND COMMUNICATIONS BETWEEN
SHAREHOLDERS AND BOARD OF DIRECTORS

The Corporate Governance Committee

The Corporate Governance Committee (“Governance Committee”) of the Board of Directors performs the functions of a nominating committee. The Governance Committee’s Charter describes the Committee’s responsibilities, including recommending criteria for membership on the Board, reviewing qualifications of candidates and recommending to the Board nominees for election to the Board. As noted above, the Guidelines contain information concerning the Committee’s responsibilities with respect to reviewing with the Board on an annual basis the qualification standards for Board membership and identifying, screening and recommending potential directors to the Board. All members of the Governance

Committee are independent as defined under the general independence standards of the New York Stock Exchange’s listing standards. Additionally, the Guidelines require that all members of the Committee be independent.

Director Candidate Recommendations and Nominations by Shareholders

Shareholders should submit any Director candidate recommendations in writing in accordance with the method described under “Communications with the Board of Directors” below. Any Director candidate recommendation that is submitted by a shareholder of the Company to the Governance Committee will be acknowledged, in writing, by the Corporate Secretary. The recommendation will be promptly forwarded to the Chairman of the Governance Committee, who will place consideration of the recommendation on the agenda for the Governance Committee’s regular December meeting. The Committee will discuss candidates recommended by shareholders at its December meeting, and present information regarding such candidates, along with the Committee’s recommendation regarding each candidate, to the full Board for consideration. The full Board will determine whether it will nominate a particular candidate for election to the Board.

Additionally, in accordance with Section 11 of the Company’s By-Laws, any shareholder of record entitled to vote for the election of Directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedure set forth in the By-Laws and summarized in “Future Shareholder Proposals” below.

Governance Committee Process for Identifying and Evaluating Director Candidates

The Governance Committee evaluates all Director candidates, including those nominated or recommended by shareholders, in accordance with the Board’s qualification standards, which are described in the Guidelines. The Committee evaluates each candidate’s qualifications and assesses them against the perceived needs of the Board. Qualification standards for all Board members include: integrity, sound judgment, independence as defined under the general independence standards contained in the New York Stock Exchange listing standards, and the categorical standards adopted by the Board, financial acumen, strategic thinking, ability to work effectively as a team member, demonstrated leadership and excellence in a chosen field of endeavor, experience in a field of business, professional or other activities that bear a relationship to the Company’s mission and operations, appreciation of the business and social environment in which the Company operates, an understanding of the Company’s responsibilities to shareholders, employees, customers and the communities it serves, and service on other boards of directors that could detract from service on the Company’s Board.

Communications with the Board of Directors

The Board has approved a process for shareholders to send communications to the Board. That process provides that shareholders can send communications to the Board and, if applicable, to the Governance Committee or to specified individual directors in writing c/o John R. McArthur, Senior Vice President, General Counsel and Secretary, Progress Energy, Inc., Post Office Box 1551, Raleigh, North Carolina 27602-1551.

The Company screens mail addressed to the Board, the Governance Committee or any specified individual Director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to the Company. Mail that satisfies these screening criteria is forwarded to the appropriate Director.

Director Attendance at Annual Meeting

The Company expects all Directors to attend the Annual Meeting of Shareholders. Such attendance is monitored by the Governance Committee. All Directors attended the 2005 Annual Meeting of Shareholders with the exception of Richard A. Nunis who retired from the Board effective May 11, 2005.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $45,000, of which $15,000 is automatically deferred under the Directors’ Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,500. The Chairman of each of the following standing Board Committees receives an additional retainer of $5,000 per year: Corporate Governance Committee; Finance Committee; Operations, Environmental, Health and Safety Issues Committee; and Organization and Compensation Committee. The Chairman of the Audit and Corporate Performance Committee receives an additional retainer of $10,000 per year. The Presiding Director receives an additional retainer of $5,000 per year. Directors who are not employees of the Company receive an attendance fee of $1,500 for each day of a visit to a plant or office of the Company or its subsidiaries or for attendance at any other business meeting to which the Director is invited by the Company. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

In addition to $15,000 from the annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors’ Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in any shares of the Common Stock. The number of units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company’s Common Stock on the date of payment multiplied by the number of units credited to the participant’s account.

Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company’s 401(k) Savings & Stock Ownership Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Directors’ Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director’s retirement.

Pursuant to the Company’s 2002 Equity Incentive Compensation Plan, Directors are also eligible to receive grants of up to 2,000 non-qualified stock options on May 1 of each year, subject to the Board’s approval; however, the Company ceased granting stock options in 2004. All stock options granted prior to January 1, 2005, remain valid in accordance with their terms and conditions.

Effective January 1, 1998, the Company established the Non-Employee Director Stock Unit Plan (“Stock Unit Plan”). The Stock Unit Plan provides for an annual grant of 1,200 “stock units” to each non-employee Director who has served on the Board for at least one year. (Effective January 1, 2006, the Stock Unit Plan was amended to eliminate the one-year service requirement for eligibility.) Each unit is equal in economic value to one share of the Company’s Common Stock, but does not represent an equity interest or entitle its holder to vote. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Stock Unit Plan vest after a participant has been a member of the Board for five years and are payable solely in cash.

The Company charges Directors with imputed income in connection with (i) their travel on Company aircraft for non-Company related purposes and (ii) their spouses’ travel on Company aircraft. When spousal travel is at the Company’s invitation, the Company will gross up the Directors for taxes incurred in connection with the imputed income related to the travel.

Directors are eligible to receive certain perquisites, including tickets to various cultural arts and sporting events, which are de minimis in value.

The Company recognizes Directors retiring from the Board with a one-time gift valued at $10,000. Each gift is made upon a Director’s retirement and can be applied toward a tangible gift of the Director’s choice or made as a charitable contribution in the Director’s name to an Internal Revenue Code Section 501(c)(3) tax-exempt organization. Each retiring Director also receives a gift valued at approximately $1,500 in appreciation for his/her service on the Board.

All of the Directors who were Directors or retired Directors on or prior to September 16, 1998, participate in a Directors’ Educational Contribution Plan. The Plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the Plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this Plan, the Company will make a contribution in the name of each participating Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the participating Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the participating Director from the Board of Directors or ten years from the date of adoption of the Plan. If a participating Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the participating Director has served for ten or more years, the amount of the contribution will be $500,000. The Plan was discontinued September 16, 1998 and is not available as a benefit for any Director who joined the Board subsequent to that date. The Plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company. Current Board members who are eligible to participate in the Plan are Messrs. Borden, Coker, Daugherty and McCoy.

Service on Boards of Subsidiaries

All compensation paid to outside Directors is for services rendered on behalf of the Company’s Board of Directors and the boards of PEC and FPC.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
	Annual Compensation						Awards			Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)		Other Annual Compensation[3] ($)		Restricted Stock Award(s)[4,5] ($)		Securities Underlying Options/ SARs[6] (#)	LTIP Payouts[7] ($)	All Other Compensation[8] ($)
Robert B. McGehee,	2005	$1,000,000	$ ,		$72,263		$1,471,180	[9]	0	$213,217	$155,880	[10]
Chairman and Chief	2004	915,769	830,000		127,748		2,568,364		0	490,312	158,149
Executive Officer	2003	644,769	500,000		109,844		784,439		108,000	453,204	130,149
William D. Johnson,	2005	$648,365	$ ,		$108,567	[11]	$665,635	[12]	0	$182,182	$80,628	[13]
President and Chief	2004	583,981	375,000		24,461		646,905		0	384,189	92,599
Operating Officer	2003	503,654	315,000		24,512		413,815		56,000	336,711	87,122
Peter M. Scott III,	2005	$525,000	$ ,		$29,979		$951,893	[14]	0	$182,182	$119,816	[15]
Executive Vice	2004	542,442	335,000		29,283		378,583		0	424,619	128,933
President and Chief Financial Officer (as of November 15, 2005); and President and Chief Executive Officer, Progress Energy Service Co., LLC	2003	462,385	280,000		43,517		381,205		52,000	377,925	123,432
C. S. Hinnant,	2005	$465,000	$ ,		$36,205		$268,331	[16]	0	$139,295	$105,169	[17]
Senior Vice President	2004	475,269	220,000		13,264		275,863		0	332,581	115,425
and Chief Nuclear Officer—PEC and PEF	2003	428,654	193,000		19,783		294,560		39,000	414,373	121,990
Geoffrey S. Chatas,	2005	$405,000	$ ,		$11,668		$282,000	[18]	0	N/A	$26,643	[19]
Executive Vice	2004	410,462	305,000	[20]	42,834		286,914		0	N/A	17,543
President and Chief Financial Officer (resigned as of November 14, 2005)	2003	67,502	110,000	[21]	99		357,025		29,000	N/A	1,385
Fred N. Day IV,	2005	$385,000	$ ,		$32,213		$263,812	[22]	0	$134,574	$92,464	[23]
President and Chief	2004	397,269	240,000		20,689		274,934		0	303,287	98,689
Executive Officer— PEC	2003	346,539	195,000		15,428		281,264		44,000	336,711	102,374

1Consists of base salary prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if any, under the Management Deferred Compensation Plan. See “Other Benefit Opportunities” on page    . Decreases in amounts reported for 2005 as compared to 2004 are due to the fact that the 2005 fiscal year had 26 pay periods while the 2004 fiscal year had 27 pay periods, and not due to any decrease in the base salaries of executives.

2Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Management Incentive Compensation Plan (the “MICP”). See “Other Annual Compensation Opportunities” on page    . The MICP, as amended January 1, 2003, provided that even if the established performance levels are not met, the Committee on Organization and Compensation may, in its discretion, grant awards to MICP participants. The Company did not meet the established threshold performance level under the MICP for ongoing earnings per share for 2004. The loss of taxable income in 2004 was attributable to the four hurricanes that struck portions of the Company’s service territory and their impact on synthetic fuels production. Because these events were beyond the control of the Company’s officers, the Committee exercised its discretion and approved the payment of MICP awards listed above for 2004. At a meeting held on March 22, 2005, the Committee approved the specific awards earned in 2004 and paid in 2005. On December 7, 2004, the Committee on Organization and Compensation approved certain amendments to the MICP, which became effective on January 1, 2005.

3Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

4Includes the value of restricted stock awards as of the grant date (the market price at which the shares were purchased) granted pursuant to the Company’s 1997 and 2002 Equity Incentive Plans. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

5Includes the value of matchable deferrals credited to the account of a participant to replace the value of Company contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan that would have been made on behalf of the participant but for the deferral of salary under the Management Deferred Compensation Plan (MDCP) and compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended. Previously, matchable deferrals were provided only in Phantom Stock Units, but effective January 1, 2003, and thereafter, the value of matchable deferrals is credited to a deemed stable value fund, rather than Phantom Stock Units to eliminate reporting requirements for de minimis incremental derivative security additions. Additional amounts are credited from time to time to reflect the payment of dividends on the underlying Common Stock. Participants with one or more years of service with the Company are 100% vested in all matchable deferrals credited to their account under the MDCP Plan. Payment of the value of the deemed investment funds will be made in cash and will generally be made on one of the following dates in accordance with the participant’s deferral election: (i) the April 1 following the date that is five or more years from the last day of the MDCP Year for which the participant’s salary deferral is made, (ii) the April 1 following the participant’s retirement, or (iii) the April 1 following the first anniversary of the participant’s retirement. The amount of the payment will equal the fair market value of notational deemed investment funds on the valuation date. See “Other Benefit Opportunities” on page    .

6The Company ceased granting stock options in 2004.

7Consists of the value of payouts of awards granted under the Company’s Performance Share Sub-Plan.

8Amounts reported in this column include dividends earned in 2005 on awards granted under the Long-Term Compensation Program and dividends allocated in 2005 on awards granted under the Performance Share Sub-Plan.

9Consists of (i) 33,800 shares of Restricted Stock valued at $1,428,489 as of March 15, 2005; and (ii) $42,691 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. McGehee owned a total of 130,602 shares of Restricted Stock, which were valued at $5,736,040 on that date.

10Consists of (i) $127,762 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; (ii) $12,143 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $15,975 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

11Consists of (i) $52,430 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including financial planning expenses of $17,194, which exceed thresholds for footnote disclosure.

12Consists of (i) $15,200 shares of Restricted Stock valued at $642,398 as of March 15, 2005; and (ii) $23,237 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. Johnson owned a total of 60,068 shares of Restricted Stock, which were valued at $2,638,187 on that date.

13Consists of (i) $52,015 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; (ii) $11,835 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $16,778 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

14Consists of (i) 13,000 shares of Restricted Stock valued at $586,477 as of January 1, 2005 and 8,200 shares of Restricted Stock valued at $346,556 as of March 15, 2005; and (ii) $18,860 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. Scott owned a total of 64,201 shares of Restricted Stock, which were valued at $2,819,708 on that date.

15Consists of (i) $72,236 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; (ii) $12,143 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $35,437 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

16Consists of (i) 6,000 shares of Restricted Stock valued at $253,578 as of March 15, 2005; and (ii) $14,753 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. Hinnant owned a total of 23,734 shares of Restricted Stock, which were valued at $1,042,397 on that date.

17Consists of (i) $3,408 which represents dividends earned in 2005 on awards granted under the Long-Term Compensation Program; (ii) $67,758 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; (iii) $11,835 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $22,168 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

18Consists of (i) 6,400 shares of Restricted Stock valued at $270,483 as of March 15, 2005; and (ii) $11,517 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. Chatas owned a total of 14,967 shares of Restricted Stock, which were valued at $657,351 on that date.

19Consists of (i) $14,500 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; and (ii) $12,143 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan. See “Termination of Employment Agreement” on page    for a discussion of the benefits Mr. Chatas will receive in connection with the termination of his employment with the Company.

20Includes a signing bonus of $75,000.

21Includes a signing bonus of $75,000.

22Consists of (i) 6,000 shares of Restricted Stock valued at $253,578 as of March 15, 2005; and (ii) $10,234 representing matchable salary deferrals credited to a deemed stable investment fund pursuant to the terms of the Management Deferred Compensation Plan. As of December 31, 2005, Mr. Day owned a total of 25,800 shares of Restricted Stock, which were valued at $1,133,136 on that date.

23Consists of (i) $60,293 which represents dividends allocated in 2005 on performance shares awarded under the Performance Share Sub-Plan; (ii) $11,835 which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $20,336 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The Company ceased granting stock options in 2004. Accordingly, no stock options were granted to employees during the fiscal year ended December 31, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUES

					Value of unexercised
	Shares acquired on	Value	Number of securities underlying unexercised options/SARs at FY-end		in-the-money options/SARs at FY-end Exercisable/
Name	exercise	realized	Exercisable	Unexercisable	Unexercisable
Robert B. McGehee, Chairman and CEO	0	$0.00	219,200	36,000	$203,288/$0
William D. Johnson, President and COO	0	$0.00	130,333	18,667	$116,750/$0
Peter M. Scott III, Executive Vice President and CFO (as of November 15, 2005); and President and CEO, Progress Energy Service Company, LLC	0	$0.00	123,167	17,333	$107,975/$0
C. S. Hinnant, Senior Vice President and Chief Nuclear Officer—PEC & PEF	0	$0.00	93,100	13,000	$82,053/$0
Geoffrey S. Chatas, Executive Vice President and CFO (resigned as of November 14, 2005)	0	$0.00	19,333	9,667	$0/$0
Fred N. Day IV, President and CEO—PEC	0	$0.00	102,333	14,667	$89,150/$0

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

Name	Number of Units	Performance Period Ends
Robert B. McGehee, Chairman and CEO	64,103	2007
William D. Johnson, President and COO	28,736	2007
Peter M. Scott III, Executive VP and CFO (effective November 15, 2005); and President and CEO Progress Energy Service Company, LLC	19,148	2007
C. S. Hinnant, Senior Vice President and Chief Nuclear Officer—PEC & PEF	11,306	2007
Geoffrey S. Chatas, Executive Vice President and CFO (resigned as of November 14, 2005)	11,906	2007
Fred N. Day IV, President and CEO—PEC	11,319	2007

The number of units in the table above consists of the number of performance shares awarded in 2005 under the Executive and Key Manager Performance Share Sub-Plan (“Sub-Plan”) of the 2002 Equity Incentive Plan, based on the closing price of a share of the Company’s Common Stock on December 31, 2004. Performance Share awards under the Sub-Plan range from 60% to 290% of a participant’s base salary depending on the participant’s position and job value. The number of performance shares awarded is recorded in a separate account for each participant and is adjusted to reflect dividends, stock splits or other adjustments in the Company’s Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return (“TSR”). The other performance measure is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) growth. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period; provided, however, that to determine each award vested under the Sub-Plan, the TSR and EBITDA growth of the Company are compared to the TSR and EBITDA growth of a Peer Group comprised of a group of utilities designated by the Committee each December. (The two highest and two lowest performing utilities within the peer group are excluded for purposes of determining the peer group performance.) The differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant’s account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0% to 200%, respectively. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0% to 200%, respectively.) The multipliers each are applied independently to one-half of the number of performance shares in the participant’s performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is paid out with an equivalent number of shares of Company Common Stock.

Awards under the Sub-Plan are paid in Company Common Stock after expiration of the performance period. Payment can be made in either (i) during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, retirement or a divestiture, any award granted under the Sub-Plan immediately becomes vested. Grant awards that vest immediately due to retirement will be valued and distributed similar to regular, full-term awards, except the former will not accrue dividend equivalents between retirement and the end of the performance period. For grant awards that vest immediately in the event of death or divestiture, the aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred. See “Long-Term Compensation Opportunities” on page    .

PENSION PLAN TABLE

Average Base Pay Compensation	Estimated Annual Pension at Normal Retirement (Years of Credited Service)
	10 years	15 years	15 1/2 or more years
$190,000	$76,000	$114,000	$117,800
255,000	102,000	153,000	158,100
320,000	128,000	192,000	198,400
385,000	154,000	231,000	238,700
450,000	180,000	270,000	279,000
515,000	206,000	309,000	319,300
555,000	222,000	333,000	344,100
595,000	238,000	357,000	368,900
635,000	254,000	381,000	393,700
675,000	270,000	405,000	418,500
715,000	286,000	429,000	443,300
760,000	304,000	456,000	471,200
795,000	318,000	477,000	492,900
840,000	336,000	504,000	520,800
900,000	360,000	540,000	558,000
960,000	384,000	576,000	595,200
1,020,000	408,000	612,000	632,400
1,080,000	432,000	648,000	669,600
1,140,000	456,000	684,000	706,800
1,200,000	480,000	720,000	744,000
1,260,000	504,000	756,000	781,200
1,320,000	528,000	792,000	818,400
1,380,000	552,000	828,000	855,600
1,490,000	596,000	894,000	923,800

The above table demonstrates senior executive pension benefits payable upon normal retirement under the Progress Energy Pension Plan and Supplemental Senior Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Progress Energy Pension Plan, a defined benefit plan, benefits are partially offset by social security payments and the monthly pension benefit payable upon retirement is based on base pay earnings, age and years of credited service. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by social security benefits and by benefits paid under the Progress Energy Pension Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant’s highest three years of eligible earnings for each year of credited service with the Company up to a maximum of 62%. Benefits under the Supplemental Executive Retirement Plan are payable to the participant from the date of his retirement until the participant’s death; provided, however, that in the event that the participant predeceases his spouse, 50% of the benefits will be payable to his spouse for the remainder of her life. Benefits listed in the table above do not reflect the social security or other offset. For purposes of benefits under these plans, Messrs. McGehee, Johnson, Hinnant and Day each have more than 15 1/2 years of credited service as well as three or more years of service or deemed service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Scott has 14 years of credited service.

EMPLOYMENT AGREEMENTS

Messrs. McGehee, Johnson, Scott, Hinnant and Day have entered into employment agreements with the Company or one of its subsidiaries, referred to collectively in this section as the “Company.” Each of these agreements has an effective date of August 1, 2000, except Mr. Johnson’s agreement, which has an effective date of January 1, 2005. Mr. Chatas entered into an employment agreement with the Company on October 1, 2003 which was terminated effective January 6, 2006. These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. The agreements all provide that they will remain in effect for three years from the effective date. Each agreement also includes an “Evergrow provision” which provides that each year, the agreement will be extended such that the prospective term will always be three years forward on the anniversary date of the effective date. The Company may elect not to extend an executive officer’s agreement and must notify the officer of such an election at least 60 days prior to the annual anniversary date of his agreement’s effective date. Executive benefit plan eligibility, termination and other key provisions of the agreements are discussed below. (The Company has filed each of the agreements, or forms of them, with the SEC.) For information regarding certain executive benefit plan targets, which are established by the Committee on Organization and Compensation, please see “Other Annual Compensation Opportunities” on page       and “Long-Term Compensation Opportunities” on page      .

Agreement with Mr. McGehee

Mr. McGehee’s agreement notes that he received a retention agreement bonus under the now suspended Deferred Compensation Plan for Key Management Employees which vests based on his continued employment beyond age 60. The agreement also notes that upon hire, Mr. McGehee was awarded 10 years of service toward the benefits and vesting requirements of the Supplemental Senior Executive Retirement Plan (“SERP”), three years of which were deemed to have been in service on the Senior Management Committee, solely for purposes of the SERP.

The agreement with Mr. McGehee provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. McGehee is offered a new position with a material change in authority, duty, wages or benefits, or Mr. McGehee is asked to relocate more than 50 miles. If Mr. McGehee’s employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. McGehee’s employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. McGehee provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Johnson

The agreement with Mr. Johnson notes that he was awarded seven years of deemed service toward the benefits and vesting requirements of the SERP. Three of those years will also be deemed service on the Senior Management Committee.

The agreement with Mr. Johnson provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Johnson is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Johnson is asked to relocate more than 50 miles. If Mr. Johnson’s employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. Johnson’s employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Johnson provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Scott

Pursuant to the terms of his agreement, Mr. Scott received transition compensation of $100,000, and has been awarded seven years of deemed service toward the benefits and vesting requirements of the SERP.

The agreement with Mr. Scott provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Scott is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Scott is asked to relocate more than 50 miles. If Mr. Scott’s employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. Scott’s employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Scott provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

In March of 2005, Mr. Scott was assigned increased responsibilities within the Company. In light of those increased responsibilities, on July 12, 2005, the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) approved an amendment to Mr. Scott’s employment agreement (the “Amendment”). The Amendment provides for certain increases in Mr. Scott’s 2005 long and short-term compensation targets. Mr. Scott’s new annual targets for long-term compensation in the form of performance share awards granted pursuant to the Performance Share Sub-Plan (“PSSP”) of the Company’s 2002 Equity Incentive Plan and restricted stock increased to 165% and 85%, respectively, of his base salary for each of the years 2005, 2006 and 2007. Additionally, the amendment provides that at the time of each annual review of MICP awards for the years 2005, 2006 and 2007, the Chief Executive Officer of the Company will consider exercising his discretion under the MICP to increase the awards to Mr. Scott and that any such increase will be based upon a target award equal to 63% of Mr. Scott’s base salary for the year. Mr. Scott’s base salary for 2005 was $525,000. The Amendment also provides that if (i) prior to April 1, 2008, the Company terminates Mr. Scott’s employment without cause, or (ii) after April 1, 2008, either the Company terminates Mr. Scott’s employment without cause, or Mr. Scott voluntarily terminates his employment, then Mr. Scott’s PSSP grants for the 2006 and 2007 plan years will vest immediately upon his employment termination date, and any restricted stock awards granted to Mr. Scott in 2005, 2006 and

2007 will vest immediately upon his employment termination date. Additionally, the Amendment provides that in lieu of accelerating the vesting schedules of the above-referenced awards, the Company may provide Mr. Scott with the cash value of such PSSP grants and/or restricted stock awards as of his employment termination date. The Amendment also provides that the accelerated vesting terms outlined above will not apply in the event of a constructive termination of Mr. Scott’s employment.

Agreement with Mr. Hinnant

The agreement with Mr. Hinnant provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Hinnant is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Hinnant is asked to relocate more than 50 miles. If Mr. Hinnant’s employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. Hinnant’s employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Hinnant provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Day

The agreement with Mr. Day provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Day is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Day is asked to relocate more than 50 miles. If Mr. Day’s employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. Day’s employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Day provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

Agreement with Mr. Chatas

Pursuant to the terms of his employment agreement, Mr. Chatas received a recruitment bonus in the amount of $150,000. Half of the recruitment bonus was paid within 30 days of his hire date and the other half was paid within 30 days following the first anniversary of his date of hire.

The agreement with Mr. Chatas provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, the Company will reimburse Mr. Chatas for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of the Company and (ii) Mr. Chatas is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Chatas is asked to relocate more than 50 miles. If Mr. Chatas’ employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under the Company’s Management Change-in-Control Plan. If the Company terminates Mr. Chatas’ employment for cause, he will be eligible to retain all benefits in which he has vested under the existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Chatas provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

The agreement with Mr. Chatas was terminated, effective January 6, 2006. Please see “Termination of Employment Agreements” on page       for a discussion of the compensation and benefits Mr. Chatas received upon termination of the agreement.

TERMINATION OF EMPLOYMENT AGREEMENT

Agreement with Mr. Chatas

Mr. Chatas resigned as an officer of the Company and its subsidiaries effective as of the close of business on November 14, 2005 to pursue other interests. Mr. Chatas’ separation from the Company did not involve any issues with the Company’s accounting matters, financial statements or internal controls. Mr. Chatas remained with the Company for transitional purposes through January 6, 2006. The salary, bonus and other compensation Mr. Chatas received in 2005 are reflected in the Summary Compensation Table on page     . Mr. Chatas received a bonus of $                       for 2005 pursuant to the Company’s Management Incentive Compensation Plan.

Under the terms of his employment agreement with the Company, Mr. Chatas will continue to receive his annual salary of $405,000 for a period of 36 months with a six month lump sum payment in July, 2006 followed by bi-weekly payments through January 6, 2009. (Pursuant to the American Jobs Creation Act of 2004, the salary payments to Mr. Chatas cannot begin until at least six months after his separation date.)  In addition, Mr. Chatas will receive reimbursement for the cost of continued coverage under certain health and welfare benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to eighteen (18) months after the termination of his employment; provided, however that he is not otherwise eligible for coverage under benefit plans offering substantially equivalent or greater benefits than the plans in which he is eligible to participate under COBRA. The employment agreement also provides that Mr. Chatas is eligible to participate in the Company’s relocation program, and as a result, he was not required to repay approximately $75,142 in expenses incurred by the Company in connection with his relocation to Raleigh, North Carolina.

The Company entered into an agreement with Mr. Chatas whereby Mr. Chatas will be able to participate in certain aspects of the Company’s relocation program pertaining to the sale of Mr. Chatas’ house. Mr. Chatas was allowed a six-month period following termination in which to market his residence. If an offer is received during the six-month period, Mr. Chatas will receive 2% of the sales price up to a maximum of $30,000. If Mr. Chatas’ residence is not sold during the six-month period, the Company will acquire the residence at the appraised value. The appraised value will be determined based on the average of two appraisals, provided the values of the appraisals are within 5% of each other. If the value of the two appraisals are not within 5% of each other, a third appraisal will be requested and the three values will be averaged. Mr. Chatas will not receive any other perquisites after the date of his separation from the Company.

As of January 6, 2006, Mr. Chatas had 14,967 unvested shares of restricted stock, all of which he forfeited upon termination from the Company.

Mr. Chatas has been granted 29,000 stock options under the Company’s 2002 Equity Incentive Plan. As of January 6, 2006, 19,333 options have vested but have not been exercised. Pursuant to the terms of the Progress Energy, Inc. 2002 Equity Incentive Plan, Mr. Chatas’ last date to exercise all vested stock options is January 6, 2009. Upon separation from the Company, Mr. Chatas’ 9,667 unvested stock options were forfeited.

Mr. Chatas’ outstanding Executive and Key Manager Performance Share Sub-Plan awards for the 2004 and 2005 plan years (18,261 shares as of December 31, 2005) were forfeited.

Mr. Chatas had a balance of $20,048 in the Management Deferred Compensation Plan as of December 31, 2005. Mr. Chatas received a distribution of $14,129 in February 2006 and the balance will be paid in a lump sum during July of 2006.

Mr. Chatas did not meet the 5-year vesting requirement under the Company’s Pension Plan and was not vested for purposes of receiving benefits pursuant to the Supplemental Senior Executive Retirement Plan. All accrued benefits under these plans were forfeited upon termination. Mr. Chatas is fully vested in the Company’s 401(k) Plan which had a balance of $51,805 as of December 31, 2005.

REPORT OF BOARD COMMITTEE ON ORGANIZATION
AND COMPENSATION

The Company’s executive compensation program is administered by the Committee on Organization and Compensation of the Board of Directors (for purposes of this section only, the “Committee”). The seven-member Committee is composed entirely of independent outside Directors who are not eligible to participate in any compensation program in which Company executives participate other than the 2002 Equity Incentive Plan.

Compensation Principles

Comparison Groups

The Committee has entered into a contract with an independent executive compensation and benefits consulting firm that assists the Committee in meeting its compensation objectives for the Company’s executives. Each year this consulting firm provides the Committee with an analysis comparing overall compensation paid to the Company’s executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of 15 of the electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. While these comparison groups are different from the group of companies comprising the Standard & Poor’s Electric Index, which is a published industry index shown in the performance graph on page      , the Committee believes these electric utility companies are appropriate for overall compensation comparisons because they reflect the most appropriate labor markets for the Company’s executives.

The Company’s executive compensation program consists of four major elements: base salary, an annual incentive compensation opportunity, long-term incentive compensation opportunities, and other benefits. The Committee’s objective in administering the program is to target, through a combination of these elements, a total compensation opportunity for executives which approximates the 75th percentile of the total compensation opportunity offered by the companies included in the comparison groups. In structuring the compensation program, actual salary rates for executives are established at or near the 50th percentile of market rates, and the total compensation opportunity of 75th percentile can only be reached by participants meeting or exceeding all of the performance goals within the Company’s annual and long-term incentive plans. The Committee believes that overall compensation paid to the Company’s executives in 2005 met this objective.

Stock Ownership Guidelines

In an effort to more closely link the interests of the Company’s management with those of its shareholders, in 1996 the Board of Directors adopted stock ownership guidelines which are designed to ensure that the Company’s management has a significant financial equity investment in the Company. Those guidelines require the Company’s officers to own from one to four times their base salary in the form of Company Common Stock within five years. (The specific multiplier applied to base salary depends upon the individual’s position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (i) stock held in any defined contribution, ESOP or other stock-based plan; (ii) performance shares/units or phantom stock (“derivative securities”) deferred under an annual incentive or base salary deferral plan; (iii) performance shares/units or phantom stock earned and deferred in any long-term incentive plan account; (iv) restricted stock awards; and (v) stock held in a family trust or immediate family holdings.

Section 162(m) and Related Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the Company’s Chief Executive Officer and any of the other four most highly compensated officers. Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (i) administered by a committee of outside directors, (ii) based on achieving objective performance goals and (iii) disclosed to and approved by the shareholders.

The Committee believes the current design of the Company’s compensation program is sound in linking pay to performance and to the interests of shareholders and allowing appropriate flexibility in determining amounts to be awarded. Therefore, the Company does not have a policy that requires the Committee to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committee does, however, consider the impact of Section 162(m) when determining executive compensation, and the 2002 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committee is not required to qualify executive compensation paid to Company executives for exemption from Section 162(m), it will continue to consider the effects of Section 162(m) when making compensation decisions.

Approximately $20,000 was included in Company executives’ income for 2005 in accordance with the Internal Revenue Service (IRS) Standard Industry Fare Level formula for calculating the value of personal travel on corporate aircraft. Additionally, recent IRS changes for valuing personal travel on corporate aircraft require the use of actual costs. As a result, the Company’s total business expense deduction for 2005 was reduced, resulting in an increase in taxes of approximately $80,000 due to executives’ spouses accompanying them on ordinary business trips; there was no personal travel on the Company’s aircraft by any Company executives during 2005.

Elements of Executive Compensation Program

Set forth below is a description of the major elements of the Company’s executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

Base Salary

Executives within the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize a specific mathematical formula in determining base salaries. The Committee in its discretion approved the base salaries of the Chief Executive Officer and the other named executives, as set forth in the Summary Compensation Table. These salaries were based on each executive’s level of responsibility in the Company, the competitive level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual performance as qualitatively determined by the Committee. In an effort to mitigate cost increases, the decision was made that the Chief Executive Officer and the other senior executives would not receive any merit increase award during 2005; however, several senior management positions were eliminated as a part of the Company’s cost management initiative. This resulted in the consolidation of certain duties with corresponding promotional increases being provided to those impacted senior executives who were assigned increased responsibilities.

Other Annual Compensation Opportunities

Management Incentive Compensation Plan

The Company sponsors the Management Incentive Compensation Plan (the “MICP”) for its senior executives, department heads and select key employees. Award opportunities under the MICP are expressed as a percentage of annual base salary earnings. Under the terms of the MICP, eligible employees are awarded annual incentives based on Company and Individual Performance. Effective January 1, 2005, funds available for distribution are determined by the achievement of three performance measures: the Company’s earnings per share (EPS), each participating subsidiary’s EBITDA and each business unit’s achievement of performance at the target level of the goals established for the Company’s Employee Cash Incentive Plan (ECIP). Performance levels for the EPS and EBITDA components may range from 0% (below threshold) to 200% (outstanding). The achievement level for ECIP will be 100% (target) if their designated business unit achieves seven or more goals or 0% if less than seven goals are achieved. The maximum fund that the Organization and Compensation Committee of the Board of Directors can approve is equal to 4% of the Company’s after-tax income for the Plan Year.

Individual employee payouts can range from 0% to 200% of an employees target award. Awards will be allocated based on management’s determination of each participant’s individual performance and leadership ratings.

If participants at the senior executive level of the Company are eligible for awards, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. If participants below the senior executive level of the Company are eligible for awards, then the Chief Executive Officer has sole and complete authority to approve such awards.

The Chief Executive Officer’s target compensation under the MICP is 85% of his base salary earnings. The Chief Operating Officer’s target compensation under the MICP is 70% of his base salary earnings. Presidents’ and Executive Vice Presidents’ (including Messrs. Scott, Chatas and Day in 2005) target compensation under the MICP is 55% of their base salary earnings; provided, however, that an Amendment to Mr. Scott’s Employment Agreement dated August 5, 2005, provides that at the time of each annual review of MICP awards for the years 2005, 2006 and 2007, the Chief Executive Officer of the Company will consider exercising his discretion under the MICP to increase the awards to Mr. Scott and that any such increase will be based upon a target award equal to 63% of Mr. Scott’s base salary for the year. See “Employment Agreements” on page       for more discussion of the Amendment to Mr. Scott’s Employment Agreement. Senior Vice Presidents’ (including Mr. Hinnant in 2005) target compensation under the MICP is 45% of their base salary earnings.

If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of the Company’s Common Stock.

At a meeting of the Committee on March 14, 2006, based on the factors discussed above, awards earned were approved at the discretion of the Committee to the named executives, including the Chief Executive Officer, as set forth in the Summary Compensation Table under the Bonus column.

Long-Term Incentive Compensation Opportunities

2002 Equity Incentive Plan

The 2002 Equity Incentive Plan (the “Plan”), which was approved by the Company’s shareholders in 2002, allows the Committee to make various types of awards to officers, other key employees, and also Directors of the Company, its affiliates and subsidiaries. Selection of non-Director participants is within the sole discretion of the Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of May 8, 2002, and will expire on May 8, 2012. The Plan was further amended and restated effective July 10, 2002. All awards granted under the Company’s 1997 Equity Incentive Plan prior to and outstanding on May 8, 2002 remain valid in accordance with their terms and conditions.

The Plan is a broad umbrella plan that allows the Company to enter into Award Agreements with participants and adopt without further shareholder approval various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued pursuant to awards made under the Plan cannot exceed 15,000,000 shares of Company Common Stock, which may be in any combination of options, restricted stock, performance shares or any other right or option which is payable in the form of stock. This limit does not apply to grants made to replace or assume existing awards in connection with the acquisition of a business. In addition, approximately 1,700,000 shares of Company Common Stock that remained available for issuance under the 1997 Equity Incentive Plan were transferred to the Plan.

Under the terms of the Plan, the Committee may grant awards in a manner that qualifies them for the performance-based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

Performance Share Sub-Plan

Pursuant to the provisions of the Plan, the Committee adopted the Performance Share Sub-Plan (“PSSP”), which governs the issuance of performance share awards to Company officers and key employees, as selected by the Committee in its sole discretion. A “performance share” is a unit granted to a participant, the value of which is equal to the value of a share of the Company’s Common Stock. The Committee may grant performance share awards ranging from 15% to 290% of a participant’s base salary, depending upon the participant’s position and job value. Effective January 1, 2005, the PSSP was bifurcated into two separate sub-plans. Under the Executive and Key Manager PSSP, the annual PSSP target awards for officers of the Company range from 60% to 290% of their base salary. Under the Broad-Based PSSP, targets for other “key employees” range from 15% to 25% of their base salary dependent on position and job value. The Chief Executive Officer’s target long-term incentive percentage under the PSSP is 290% of his base salary. The Chief Operating Officer’s target long-term incentive percentage under the PSSP is 200% of his base salary. Presidents’ and Executive Vice Presidents’ (including Messrs. Scott, Chatas and Day in 2005) target long-term incentive percentage under the PSSP is 133% of their base salary; provided, however, that the Committee increased Mr. Scott’s target award percentage for performance shares granted pursuant to the PSSP to 165% of Mr. Scott’s base salary for each of the years 2005, 2006 and 2007 pursuant to an Amendment to his Employment Agreement dated as of August 5, 2005. See “Employment Agreement” on page    for more discussion of the Amendment to Mr. Scott’s Employment Agreement. Senior Vice Presidents’ (including Mr. Hinnant in 2005) target long-term incentive percentage under the PSSP is 110% of their base salary. The number of performance shares awarded is recorded in a separate account for each participant, and is adjusted to reflect dividends, stock splits or other adjustments in the Company’s Common Stock.

The performance period for an award under both PSSP sub-plans is the three-consecutive-year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the PSSP. One performance measure is Total Shareholder Return (“TSR”), which is defined in the PSSP as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period, divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA growth. Awards under the PSSP vest on January 1 following the end of a three-year performance period; provided, however, that the following methodology is used to determine each award vested under the PSSP: (i) the TSR and EBITDA growth for the Company for each year during the performance period is determined; (ii) those annual figures are averaged to determine the Company TSR and EBITDA growth, respectively; (iii) the average TSR and EBITDA growth for all Peer Group utilities for each year during the performance period is determined (the Peer Group is comprised of a group of utilities designated by the Committee each December to be utilized for the upcoming year’s award grant, and that the two highest and two lowest performing utilities within the peer group will be excluded for purposes of determining peer group performance at the end of each three-year performance period); (iv) those figures are averaged, respectively, to determine the Peer Group TSR and EBITDA growth; (v) the Peer Group TSR and EBITDA growth for the performance period is subtracted from the Company TSR and EBITDA growth, respectively, for the performance period; (vi) the differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant’s account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%, respectively. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%, respectively); and (vii) the multipliers are each applied independently to one-half of the number of performance shares in the participant’s performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is paid out with an equivalent number of shares of Company common stock.

Awards are paid in Company common stock after expiration of the performance period under both PSSP sub-plans. Payment can be made either (i) during the month of April of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. The PSSP permits only participants who are employed as department heads or in higher positions to defer payment of their PSSP awards. In the event of death, retirement or divestiture, any award granted under the Executive and Key Manager PSSP immediately becomes vested. Awards that vest immediately due to retirement will be valued and distributed similar to regular, full-term awards, except the former will not accrue dividend equivalents between retirement and the end of the performance period. For awards that vest immediately in the event of death or divestiture, the aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the termination event occurred. Under the Broad-Based PSSP, in the event of death, retirement or divestiture, the awards vest on a pro-rata basis, beginning with January 1 of the performance period and ending with the month prior to the termination event date. The vested portion of the award is then adjusted by the TSR and EBITDA multiplier Company performance against the Peer Group.

For information regarding PSSP awards granted to executives in 2005, see “Long-Term Incentive Plan Awards In Last Fiscal Year” on page       .

Restricted Stock Awards

Section 9 of the Plan provides for the granting of shares of restricted stock by the Committee to “key employees” within the Company in such amounts and for such duration and/or consideration as it shall determine. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction, the conditions that must be satisfied prior to removal of the restriction, the number of shares granted and such other provisions as the Committee shall determine. The Chief Executive Officer’s target long-term incentive percentage for restricted stock is 145% of his base salary. The Chief Operating Officer’s target long-term incentive percentage for restricted stock is 100% of his base salary. Presidents’ and Executive Vice Presidents’ (including Messrs. Scott, Chatas and Day in 2005) target long-term incentive percentage for restricted stock is 67% of their base salary; provided however, that Mr. Scott’s target long-term incentive compensation for restricted stock was increased to 85% of his base salary for each of the years 2005, 2006 and 2007 pursuant to an Amendment to his Employment Agreement dated as of August 5, 2005. See “Employment Agreements” on page    for more information regarding the Amendment to Mr. Scott’s Employment Agreement. Senior Vice Presidents’ (including Mr. Hinnant in 2005) target long-term incentive percentage for restricted stock is 55% of their base salary.

Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year except as noted below. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third (1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third (1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of retirement or under certain situations following a change-in-control.

During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed. The maximum number of shares of the Company’s Common Stock that may be granted in the form of Restricted Stock is 3,000,000. The maximum number of shares of Company Common Stock that may be granted in the form of restricted stock in a single calendar year to any one participant is 250,000.

For information regarding restricted stock awards granted to the Company’s executive officers in 2005, see column 6 of the Summary Compensation Table on page       .

Stock Options

Pursuant to Section 7 of the Plan, the Committee is authorized to grant stock options to “key employees;” however, in 2004, the Company ceased granting stock options. All stock options granted prior to January 1, 2005, remain valid in accordance with their terms and conditions. Effective January 1, 2005, long-term compensation that was previously awarded to employees in the form of stock options is awarded pursuant to the Performance Share Sub-Plan.

Other Benefits

The following additional benefit opportunities are also available to the Company’s senior executives:

•       The Company sponsors the Management Deferred Compensation Plan (the “MDCP”), an unfunded, deferred compensation arrangement established for the benefit of a select group of management and highly compensated employees of the Company and its participating subsidiaries. Under the MDCP, an eligible employee may elect to defer a portion of his or her salary until the April 1 following the date that is five or more years from the last day of the MDCP Year for which the deferral is made, the April 1 following his or her date of retirement, or the April 1 following the first anniversary of his or her date of retirement. Deferrals will be made to deferral accounts administered pursuant to the MDCP in the form of deemed investments in certain deemed investment funds individually chosen by each participating employee from a list of investment options provided pursuant to the MDCP. Additionally, qualifying participants will receive matching allocations from the Company (generally reflecting foregone Company allocations to participants’ 401(k) accounts due to such salary deferrals, and/or foregone Company allocations to the participants’ 401(k) accounts due to certain Internal Revenue Code limits), which will be allocated to a Company account that will be deemed initially to be invested in hypothetical shares of a stable value fund. Pursuant to the terms of the MDCP, the participant may reallocate any part of such account among the deemed investment funds chosen by the participant.

•       The Company sponsors a Management Change-In-Control Plan (the “C-I-C Plan”) for selected key management employees. The purpose of the C-I-C Plan is to retain key management employees who are critical to the success of any transition resulting from a change-in-control of the Company. The Committee has the sole authority and discretion to designate employees and/or positions for participation in the C-I-C Plan. Participants are not eligible to receive any of the C-I-C Plan’s benefits unless both a change-in-control of the Company and an involuntary termination of the participant’s employment occur. The C-I-C Plan provides three separate tiers of severance benefits ranging from 150% of base salary and MICP awards to 300% of base salary and MICP awards for participants depending upon the position(s) they hold within the Company. The continuation of health and welfare benefits coverage and the degree of excise tax protection for terminated participants align with the length of time during which they will receive severance benefits. In the event of a change-in-control of the Company, each C-I-C Plan participant can receive the greater of benefits provided under the C-I-C Plan or severance benefits provided under any employment agreement he or she has with the Company or any of its subsidiaries.

•       The Company sponsors an executive split dollar life insurance program. The plan provided life insurance coverage approximately equal to three times salary for senior executives. During 2003, the Company responded to final split dollar regulations as well as the Sarbanes-Oxley Act of 2002 prohibition on loans to corporate officers by discontinuing its executive split dollar program for all future executives and discontinuing the Company’s payment of premiums on existing split dollar policies for senior executives.

•       The Company also sponsors broad-based employee benefit plans for senior executives of participating subsidiaries. Under the Progress Energy 401(k) Savings & Stock Ownership Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Code”), eligible, highly compensated employees of participating companies may invest up to 18% of eligible base salary earnings (up to a maximum of $14,000 in 2005 on a before-tax basis) in the Company’s Common Stock and other investment options. The Company makes a matching allocation of 50% of such investment (up to 3% of eligible base salary earnings), which is invested in Company Common Stock. Under an incentive feature, the Company’s allocation may be increased by up to an additional 50% if certain strategic corporate and business unit financial, operating, safety, customer satisfaction and other performance goals are met. The Company also sponsors the Progress Energy Pension Plan (the “Pension Plan”), a defined benefit plan which covers eligible employees of participating subsidiaries who have been employed with the Company for at least one year. The right to receive pension benefits under the Pension Plan is vested after five years.

•       The Company sponsors the Restoration Retirement Plan (the “Restoration Plan”), an unfunded retirement plan for a select group of management or highly compensated employees of participating subsidiaries. The Restoration Plan “restores” the full benefit that would be provided under the Pension Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant’s accrued benefit under the Pension Plan without regard to the Internal Revenue Service compensation and benefit limits and (ii) a participant’s accrued benefit as calculated under the Pension Plan. The Restoration Plan also applies to any employee who defers more than 10% of his or her base salary under the MDCP. The eligibility and vesting requirements for the Restoration Plan are the same as those for the Pension Plan. Participants eligible to receive benefits under the Supplemental Senior Executive Retirement Plan forego participation in and rights under the Restoration Plan.

•       The Company sponsors the Supplemental Senior Executive Retirement Plan which provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by social security benefits and by benefits paid under the Company’s Pension Plan.

•       The Company’s senior executives also receive certain perquisites, including club dues, financial planning services, annual automobile allowances, spousal travel and meals, at-home internet service and security systems, tickets to cultural arts and sporting events and other personal benefits. In addition, executives received gross-up payments in 2005 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page       .

Compensation of Chief Executive Officer

Compensation in 2005 for Mr. McGehee was consistent with the compensation principles described above and reflected performance of the Company and Mr. McGehee in 2005, as well as his services in 2005. The Committee’s determination of Mr. McGehee’s compensation was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, EBITDA growth, earnings per share and other financial and operating performance, individual performance and other factors. All of these factors were considered collectively and no specific mathematical weights were assigned to these factors.

In evaluating Mr. McGehee’s performance as the Company’s Chief Executive Officer during 2005, the Committee considered Mr. McGehee’s role in the continued successful execution of the five-year strategic plan for the Company. The Committee noted that the Company’s cost-management initiative is on-track to meet the goal of achieving a $75 million to $100 million reduction in the annual growth in nonfuel operating costs by 2007. The Committee observed that the execution of the initiative was implemented with minimal involuntary separations. The Committee considered the completion of several regulatory initiatives involving the Company, including the successful resolution of the Florida rate case, the Florida Public Service Commission’s approval of the recovery of $289 million of storm costs (92% of the amount requested by the Company) and the approval of fuel cases in North Carolina, South Carolina and Florida on favorable terms. The Committee also noted the fact that the Florida legislature approved legislation for securitizing storm costs. The Committee also considered the steps the Company took to strengthen its balance sheet in 2005, including the sale of Progress Rail for $405 million. As a result of that sale and other actions, including the regulatory achievements noted above, Standard and Poor’s revised its negative outlook on the Company’s credit rating to stable. The Committee also considered the significant progress the Company made in its negotiations with its Florida union employees during 2005. Those negotiations were characterized by a collaborative approach and a willingness to compromise by both parties and ultimately resulted in a new three-year agreement that was ratified by the union in early 2006. The Committee noted that in 2005 the Company successfully appealed the Internal Revenue Service (IRS) audit of certain of its synthetic fuel facilities to the IRS National Office for review. The audit was resolved in the Company’s favor in February of 2006. The Company’s accomplishments in the area of customer satisfaction were also noted. The Company received a top-quartile ranking from J. D. Power for residential and business customer satisfaction in the south region and the nation, and also received two prominent national awards for customer service. In the operations area, the Committee noted that the Company’s Robinson Nuclear Plant received a 10-year excellence award from the Institute of Nuclear Power Operations and its fossil-fueled plants received top national honors for reliability and cost-efficiency from the Electric Utility Cost Group.

The Committee considered the fact that Mr. McGehee’s leadership contributed significantly to the Company’s focus on leadership development and succession planning, and on implementing programs designed to enhance the diversity of the Company’s work force, including a heightened focus on diversity recruiting. Mr. McGehee’s leadership also had a significant impact on the Company’s efforts to support the economic growth and quality of life in its service area, as evidenced by the Company’s key role in efforts to revitalize downtown Raleigh, North Carolina and St. Petersburg, Florida. The Committee also considered the impact of Mr. McGehee’s leadership on the Company’s efforts to foster positive customer and community relations, noting that in 2005 the Company’s employee giving campaign achieved its highest ever percentage increase over the Company goal.

The Committee concluded that Mr. McGehee had provided strong, principled, ethical leadership to the Company in 2005, noting that he frequently meets and visits with Company employees to define ethical expectations and that the Company initiated an on-line ethics training program for employees in 2005.

As indicated in the Summary Compensation Table on page   , during 2005, Mr. McGehee received a base salary of $1,000,000. Based upon its review of Mr. McGehee’s performance in 2005, the Committee approved an annual incentive (MICP) award of $                 to Mr. McGehee, representing      % of his target award of 85% of his base salary. The award will be paid to Mr. McGehee in March of 2006. The Committee also approved in 2005 (i) a PSSP grant to Mr. McGehee of 64,103 units, representing his target award of 290% of his base salary, and (ii) a grant of 33,800 shares of restricted stock to Mr. McGehee, representing his target award of 145% of his base salary.

Committee on Organization and Compensation:
Charles W. Coker, Chairman
Edwin B. Borden
W. Steven Jones
William O. McCoy
E. Marie McKee
John H. Mullin, III
Peter S. Rummell

The foregoing report of the Board Committee on Organization and Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	6,961,221	$43.58	10,938,651
Total	6,961,221	$43.58	10,938,651

Progress Energy does not sponsor any equity compensation plans that have not been approved by its shareholders.

REPORT OF THE AUDIT AND CORPORATE
PERFORMANCE COMMITTEE

The Audit and Corporate Performance Committee of the Company’s Board of Directors (the “Audit Committee”) has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005, with the Company’s management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), by the SEC’s Regulation S-X, Rule 2-07, and by the New York Stock Exchange’s Corporate Governance Rules, as may be modified, amended or supplemented.

The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed the independence of Deloitte & Touche LLP with that firm.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit and Corporate Performance Committee:
Richard L. Daugherty, Chairman
James E. Bostic, Jr.
David L. Burner
W. D. Frederick, Jr.
Carlos A. Saladrigas
Theresa M. Stone
Jean Giles Wittner

Unless specifically stated otherwise in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

DISCLOSURE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The Audit Committee has actively monitored all services provided by its independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) and the relationship between audit and non-audit services provided by Deloitte. The Company has adopted policies and procedures for approving all audit and permissible non-audit services rendered by Deloitte, and the fees billed for those services. The Controller of the Company (the “Controller”) is responsible to the Audit Committee for enforcement of this procedure, and for reporting non-compliance. The Audit Committee specifically pre-approved the use of Deloitte for audit, audit-related, tax and non-audit services, subject to the limitations of our pre-approval policy. Audit and audit-related services include assurance and related activities, assurance services associated with internal control over financial reporting, reports related to regulatory filings, consultations on dispositions and discontinued operations, employee benefit plan audits and general accounting and reporting advice. The pre-approval policy provides that any audit and audit-related services covered by a detailed standing pre-approval whose project scope could not be defined at the time of standing approval that will involve an expenditure of over $50,000, will require individual approval by the Audit Committee in advance of Deloitte being engaged to render such services. Once the cumulative total of those projects less than $50,000 exceeds $500,000 for the year, each subsequent project, regardless of amount, must be approved individually in advance by the Audit Committee. Any approved projects with projected overruns must be communicated promptly to the Controller for review and approval. Projected overruns that exceed Audit Committee project approvals by more than $50,000 must be approved by the Audit Committee separately from the original project.

The pre-approval policy requires management to obtain specific pre-approval from the Audit Committee for the use of Deloitte for any permissible non-audit services, which, generally, are limited to tax services including tax compliance, tax planning, and tax advice services such as return review and consultation and assistance. Other types of permissible non-audit services will be considered for approval only in rare circumstances, which may include proposed services that provide significant economic or other benefits to the Company. In determining whether to approve these services, the Audit Committee will assess whether these services adversely impair the independence of Deloitte. Any permissible non-audit services provided during a fiscal year that (i) do not aggregate more than 5% of the total fees paid to Deloitte for all services rendered during that fiscal year and (ii) were not recognized as non-audit services at the time of the engagement must be brought to the attention of the Controller for prompt submission to the Audit Committee for approval. These “de minimis” non-audit services must be approved by the Audit Committee or its designated representative before the completion of the project. The policy also requires management to update the Audit Committee throughout the year as to the services provided by Deloitte and the costs of those services. The Audit Committee will assess the adequacy of this procedure as it deems necessary and revise it accordingly.

Set forth in the table below is certain information relating to the aggregate fees billed by Deloitte for professional services rendered to the Company for the fiscal years ended December 31, 2004 and December 31, 2005.

	2004	2005
Audit Fees	$5,279,000	$4,085,000
Audit-Related Fees	127,000	250,000
Tax Fees	3,101,000	542,000
All Other Fees	4,000	—
Total Fees	$8,511,000	$4,877,000

Audit Fees include fees billed for services rendered in connection with (i) the audits of the annual financial statements of the Company and its SEC reporting subsidiaries (Carolina Power & Light Company, Florida Progress Corporation in 2004, and Florida Power Corporation); (ii) the audit of management’s assessment of the Company’s internal control over financial reporting; (iii) the reviews of the financial statements included in the Quarterly Reports on Form 10-Q of the Company and its SEC reporting subsidiaries; (iv) the audits of the financial statements of certain non-reporting subsidiaries of the Company; and (v) SEC filings, accounting consultations arising as part of the audits and comfort letters. Audit Fees for 2005 and 2004 also include $1,270,000 and $2,000,000, respectively for services in connection with the Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Standard No. 2 relating to the Company’s internal control over financial reporting.

Audit-Related Fees include fees billed for (i) audits of the financial statements of certain of the Company’s non-reporting subsidiaries; (ii) special procedures and letter reports; (iii) benefit plan audits when fees are paid by the Company rather than directly by the plan; and (iv) accounting consultations for prospective transactions not arising directly from the audits.

Tax Fees include fees billed for tax compliance matters and tax planning and advisory services. Tax Fees for 2004 also include a $2,500,000 fixed fee paid to convert certain fee arrangements that were previously dependent on the benefit that taxing authorities would award to the Company. The Company will not enter into such fee arrangements that are dependent on the benefit received with its independent registered public accounting firm in the future.

All Other Fees for 2004 include fees billed for rate case assistance and utility accounting training.

The Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining Deloitte’s independence.

None of the services provided was approved by the Audit Committee pursuant to the de minimis waiver provisions described above.

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG PROGRESS ENERGY, INC., S&P 500 INDEX
AND S&P ELECTRIC INDEX

Measurement Period (Fiscal Year Covered)	2000	2001	2002	2003	2004	2005
Progress Energy Inc.	100	96	97	107	112	115
S&P Electric Index	100	92	78	97	123	144
S&P 500 Index	100	88	69	88	98	103

*                    $100 Invested on 12/31/00 in Stock or Index
Including reinvestment of dividends
Fiscal Year Ending December 31

The performance comparisons in the chart above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Corporate Performance Committee of the Company’s Board of Directors (the “Audit Committee”) has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and has directed that management submit the selection of that independent registered public accounting firm for ratification by the shareholders at the 2006 Annual Meeting of the Shareholders. Deloitte & Touche has served as the independent registered public accounting firm for the Company and its predecessors since 1930. In selecting Deloitte & Touche, the Audit Committee considered carefully Deloitte & Touche’s previous performance for the Company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. A representative of Deloitte & Touche will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions. Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, the Company is submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the shareholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of the Company and its shareholders.

The Audit Committee and the Board of Directors recommend a vote FOR the ratification of the selection of Deloitte & Touche as the independent registered public accounting firm for the Company.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, the shares represented by the accompanying proxy will be voted FOR the ratification of the selection of Deloitte & Touche as the independent registered public accounting firm for the Company. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the ratification of the selection of Deloitte & Touche.

The proposal to ratify the selection of Deloitte & Touche to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006 requires approval by a majority of  the votes actually cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote thereon.  Abstentions from voting and broker non-votes will not count as shares voted and will not have the effect of a “negative” vote, as described in more detail under the heading “PROXIES” on page       .

PROPOSAL 3—TO APPROVE AN AMENDMENT TO THE COMPANY’S BY-LAWS PROVIDING FOR THE ANNUAL ELECTION OF ALL MEMBERS OF THE BOARD OF DIRECTORS

Current Classification of the Company’s Board of Directors

The Company’s By-Laws currently provide that the directors’ terms of office shall be staggered by dividing the total number of directors into three classes, with each class containing as nearly equal a number as possible, and that at each annual shareholder meeting one, and only one, class of directors shall be chosen by the shareholders for a term of three years to succeed those whose terms expire.

Description of Amendment Generally

The Board of Directors recommends shareholder approval of a proposal to amend the Company’s By-Laws to provide that each of the directors be elected annually for a one-year term.

Background

Many public companies have recently taken action to “declassify” their boards of directors, often at the request of shareholders. The Governance Committee and the full Board of Directors have considered the merits of the classified board structure, taking a variety of perspectives into account. While the Board of Directors believes that the classified board structure has promoted continuity and stability and reinforced a commitment to a long-term point of view, it recognizes the growing sentiments of many investors and corporate governance commentators that the annual election of directors would increase the Board of Directors’ accountability to shareholders. In light of such corporate governance commentary and investor sentiment, the Board of Directors, upon the recommendation of the Corporate Governance Committee, has determined that the classified board structure should be eliminated with the approval of the shareholders.

The proposed amendment to Article II, Section 12(c) of the By-Laws would eliminate the classes of directors and the current practice of three-year terms for directors. If the amendment to Article II, Section 12(c) is approved, the Company’s By-Laws would be immediately amended to provide for annual elections of each director. If this proposal is approved and adopted, the annual election of directors would begin at the 2007 Annual Meeting of Shareholders. The terms of Class III directors expire at the 2007 Annual Meeting of Shareholders and the directors in Classes I and II are expected to tender their resignations, effective as of the opening of the 2007 Annual Meeting of Shareholders, so that all directors will be elected to a one-year term at the 2007 Annual Meeting of Shareholders.

Amendment of By-Laws

The full text of Article II, Section 12(c), as proposed to be amended, reads as follows:

“The election of directors shall be held at the annual meeting of the shareholders. The directors shall be elected for a term of one year expiring at the next annual meeting of the shareholders. Each director shall hold office until his or her respective successor is elected and qualified, or until his or her earlier death, resignation, retirement, removal, or disqualification.”

Vote Required

This proposal must be approved by a majority of the votes actually cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote thereon. Abstentions from voting and broker non-votes will not count as shares voted and will not have the effect of a “negative” vote, as described in more detail under the heading “PROXIES” on page       .

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S BY-LAWS PROVIDING FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 4—TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION REQUIRING A MAJORITY VOTE FOR ELECTION OF A DIRECTOR

Current Standard

North Carolina law provides that unless otherwise specified in the Articles of Incorporation, directors are elected by a plurality of the votes cast. The Company’s Articles of Incorporation are silent on this issue, so the plurality standard governs: director nominees with the most votes cast in their favor are elected, notwithstanding any withheld votes or votes against their election.

Description of Amendment Generally

The Board of Directors has adopted and now recommends shareholder approval of a proposal to amend the company’s Articles of Incorporation that would require that a candidate in an uncontested election for director receive a majority of the votes cast in order to be elected as a director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard would continue to be a plurality of votes cast.

Background

Shareholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than the generally applicable plurality standard (which simply required more votes than those of any other candidate). In response a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard and/or bylaws or corporate governance guidelines requiring that a director not receiving such a majority submit his or her resignation to the board or one of its committees. The resignation policy or bylaw is designed to deal with the typical state law provision that provides that a director remains in office until his successor is elected, even if the director has not received a vote sufficient for re-election.

The Governance Committee and the full Board of Directors has carefully considered the arguments for and against a majority voting standard. The difference in standards would not have had any impact on the Company in the recent past, because its director nominees have received [vote totals exceeding a majority of the shares outstanding.] In addition, the plurality standard provides greater certainty that the annual election will result in a full and duly elected Board of Directors. However, the Board also recognizes that requiring a majority of the votes cast ensures that only directors with broad acceptability among the voting shareholders will be seated on the board and enhances the accountability of each board member to the shareholders, and has concluded that on balance the majority vote standard would be in the best interest of the Company.

Amendment of Articles of Incorporation

Under North Carolina law, a standard other than a plurality may only be used if it is specified in the Articles of Incorporation. If the Amendment is approved, a new Section 4 of Article 5 of the Company’s Articles of Incorporation will be added to read as follows:

“4.   Election.   Except as provided in Section 3 of this Article, each director shall be elected by a vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.”

If approved, this amendment will become effective upon the filing of Articles of Amendment to the Company’s Articles of Incorporation with the Secretary of State of North Carolina. The Company would make such a filing promptly after approval of the proposal at the annual meeting. The new standard would then be applicable to the election of directors at the 2007 annual meeting of shareholders. In addition, if this amendment is approved, the proxy card for the 2007 annual meeting would be modified such that shareholders would be able to vote “for” or “against”, or to “abstain” from voting with respect to, each director. Currently, the proxy card allows shareholders to either vote “for” a director or to “withhold from” voting for such director.

Vote Required

This proposal must be approved by a majority of the votes actually cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote thereon. Abstentions from voting and broker non-votes will not count as shares voted and will not have the effect of a “negative” vote, as described in more detail under the heading “PROXIES” on page     .

New Corporate Governance Guideline

Under North Carolina law, a director continues to serve in office until his or her successor is elected or until there is a decrease in the number of directors, even if the director is a candidate for re-election and does not receive the required vote. To address the potential for such a “holdover” director if the new majority voting standard is adopted, the Board of Directors has approved a new provision for its corporate governance guidelines. This provision will become effective upon filing of the Articles of Amendment described above, assuming shareholder approval of the amendment described above, and does not require any shareholder action.

The new guideline provides that if an incumbent director is nominated but not re-elected, the director shall tender his or her resignation to the Board of Directors. The guideline requires the Governance Committee to make a recommendation to the full Board of Directors on whether to accept or reject the resignation, and the full Board of Directors to make that determination. The Board of Directors would publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the Governance Committee does not receive a vote sufficient for re-election, then the independent directors who did not fail to receive a sufficient vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. If the only Directors who did not fail to receive a sufficient for re-election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION REQUIRING A MAJORITY VOTE FOR ELECTION OF A DIRECTOR.

PROPOSAL 5—RESPONSIBLE CONTRACTOR POLICY

One of our shareholders has submitted the proposal set forth below relating to a responsible contractor policy. Upon written or oral request, the Company will provide the name, address and share ownership information of the proponent. Any such requests should be directed to our Corporate Secretary. For the reasons set forth after the proposal, the Board recommends a vote “AGAINST” the proposal.

Resolved:   Shareholders of Progress Energy (the “Company”) urge the Board of Directors to adopt, implement and enforce a responsible contractor policy (the “Policy”) to improve safety and security at our Company’s nuclear facilities. Such a policy would prohibit the procurement of services from contractors with a history of regulatory violations.

This policy shall apply to existing contractor agreements only if a responsible contractor policy can be legally implemented by the Company, and will otherwise apply to all future agreements.

Supporting Statement:   The goal of a responsible contractor policy is to ensure the provision of high-quality services from our Company’s independent contractors. We believe that contractors employed by our Company should conduct their activities in accordance with all applicable regulations, particularly at our Company’s nuclear facilities.

In our view, regulatory compliance by our Company’s independent contractors is of critical importance to our Company’s nuclear power operations. In particular, we believe that hiring responsible contractors who obey the law is critical to providing a high degree of safety and security.

We believe the use of responsible contractors is a significant policy issue given that our Company’s nuclear facilities are a potential terrorist target. Just one catastrophic event at a nuclear facility would have a tremendous negative financial impact on our Company and the nuclear power industry as a whole.

We believe that the lack of a responsible contractor policy has contributed to security violations at our Company’s Crystal River nuclear facility (“Crystal River”). On March 23, 2005, the Nuclear Regulatory Commission (“NRC”) issued an advisory to nuclear facility operators urging improved personnel security controls.

This regulatory action was in response to a security breech involving a subcontractor at our Company’s Crystal River nuclear complex. U.S. Congressman Edward Markey, a senior member of the Homeland Security Committee and the Energy and Commerce Committee, also pressed the NRC and sought an investigation into identity theft loopholes at Crystal River.

Several employees of Brock Enterprises (“Brock”), and independent contractor for our Company, allegedly used false identification to apply for their jobs and gain access to the Crystal River nuclear power plant. This security incident led to an investigation of Brock’s employment records by the Department of Homeland Security.

On May 20, 2005, U.S. Immigration and Customs Enforcement announced the arrest of 60 Brock employees at 12 critical infrastructure sites including refineries and power plants in six different states. While these subsequent arrests were not at Progress Energy facilities, we believe that they demonstrate a pattern of regulatory compliance failures by Brock.

In our view, these events show that Brock is not a responsible contractor. We believe the security violations at our Company’s nuclear facilities warrant a review of our Company’s contractor policies. Accordingly, Progress Energy should develop a responsible contractor policy that can help mitigate these safety and security risks.

COMPANY RESPONSE

The Board and management oppose the shareholder proposal and recommend a vote AGAINST the proposal for the reasons set forth below:

The Board has considered this proposal and believes that it has already been substantially implemented by the Company. Progress Energy has previously adopted and implemented policies and procedures that are designed to ensure that the independent contractors with which it does business conduct their work in a responsible manner that complies with applicable federal and state laws and regulations. The Company’s requirements for contractors have multiple levels, which are designed to ensure that contractor personnel that have the greatest access to Company facilities meet the most stringent requirements. Those policies and procedures include both safety and security aspects, which are described in more detail below, and are strictly enforced by the Company.

Before an independent contractor is selected to perform potentially hazardous work for the Company, the Company performs a safety evaluation to assess the potential risks associated with using that contractor. The safety evaluation includes a review of the contractor’s safety program and its safety record. Once the review is completed, the independent contractor is assigned a safety rating which dictates whether and under what circumstances it can be selected to perform work for the Company.

The Company’s agreements with independent contractors that provide services at any of the Company’s nuclear facilities specify the requirements for gaining access to those facilities. Our standard agreements with independent contractors whose work will require them to have unescorted access to any of the Company’s nuclear facilities require employees of those contractors to wear special badges. The process for securing the necessary badges is governed by federal regulations that require extensive background screening and drug testing. The Company’s agreements with independent contractors whose employees will require only escorted access to the Company’s nuclear facilities specify that those employees must be escorted by a badged individual at all times while at the Company’s nuclear facilities.

The Company also has developed and implemented security policies and procedures that apply to those independent contractors that provide services at its non-nuclear facilities. Those procedures include background investigation and drug screening requirements that apply in certain circumstances. The procedures are designed specifically to provide an enhanced level of security at the Company’s non-nuclear facilities.

Once an independent contractor begins work at a Company facility, that contractor is responsible for supervising its employees and ensuring that all work is done in compliance with applicable federal, state and local regulations and with the Company’s safety procedures. Company personnel are responsible for conducting periodic evaluations of the contractor’s safety performance, documenting the outcome of those evaluations and retaining the evaluation reports in the contractor’s file for use in connection with future contractor selection.

The above-described procedures and practices had been implemented by the Company and were being enforced when the incident at the Company’s Crystal River Plant that is referenced in the Shareholder Proposal occurred. That incident did not result in any findings of safety or security breaches or violations by either the Nuclear Regulatory Commission, the Department of Homeland Security’s Immigration and Customs Enforcement or the Florida Department of Law Enforcement. In fact, the events at the Crystal River Plant were found to relate to identity theft, not to a security failure. Neither investigating agency required the Company to change any of its security practices as a result of the Crystal River incident. Nonetheless, in an effort to ensure the integrity of its security practices, the Company has implemented several changes. For example, the Company requires each driver who enters its nuclear plants to complete a consent form that allows the Company to verify the driver’s social security number. Additionally, every subcontractor must now certify that the subcontractor’s company is in compliance with the applicable immigration laws of the United States.

The Company believes that it maintains and enforces an effective independent contractor policy. These procedures and practices effectively promote safety and security at the Company’s nuclear and non-nuclear facilities.

YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE
YOU TO VOTE AGAINST THIS PROPOSAL

FINANCIAL STATEMENTS

The Company’s 2005 Annual Report, which includes financial statements as of December 31, 2005, and 2004, and for each of the three years in the period ended December 31, 2005, together with the report of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, was mailed to those who were shareholders of record as of the close of business on March 3, 2006.

FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in the proxy statement for the Company’s 2007 Annual Meeting must be received no later than December 1, 2006, at the Company’s principal executive offices, addressed to the attention of:

John R. McArthur Senior Vice President, General Counsel and Secretary Progress Energy, Inc. Post Office Box 1551 Raleigh, North Carolina 27602-1551

Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for Director, under the Company’s By-Laws timely notice of the nomination must be received by the Secretary of the Company either by personal delivery or by United States registered or certified mail, postage pre-paid, not later than the close of business on the 120th calendar day before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for a shareholder’s giving of notice as described above. The shareholder filing the notice of nomination must include:

•       As to the shareholder giving the notice:

—	the name and address of record of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;
—	the class and number of shares of the Company that are owned by the shareholder and such beneficial owner;
—

a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

—

a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

•       As to each person whom the shareholder proposes to nominate for election as a Director:

—	the name, age, business address and, if known, residence address of such person;
—	the principal occupation or employment of such person;
—	the class and number of shares of stock of the Company that are beneficially owned by such person;

—

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934; and

—	the written consent of such person to be named in the proxy statement as a nominee and to serve as a Director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include:

•       the information described above with respect to the shareholder proposing such business;

•       a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•       any material interest of such shareholder in such business.

These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

Any shareholder desiring a copy of the Company’s By-Laws will be furnished one without charge upon written request to the Secretary. A copy of the By-Laws, as amended and restated on March 17, 2004, was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2004, and is available at the SEC Internet Web site (www.sec.gov).

OTHER BUSINESS

The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

Exhibit A

Audit and Corporate Performance Committee Charter

Purpose and Composition

The Audit and Corporate Performance Committee (“Committee”) shall be a standing committee of the Board of Directors (“Board”). The Committee shall assist, advise and report regularly to the Board in fulfilling its oversight responsibilities related to:

•       The integrity of the Company’s financial statements

•       The Company’s compliance with legal and regulatory requirements

•       The independent auditor’s qualifications and independence

•       The performance of the Company’s internal audit function and independent auditors, and

•       The Corporate Ethics Program.

In meeting its responsibilities, the Committee is expected to provide an open channel of communication with management, internal audit, the external auditors, and the Board.

The Committee is composed of at least three members of the Board who are independent within the meaning of the Listing Standards of the New York Stock Exchange (NYSE). Committee members shall be appointed and/or removed by the Board. No member of the Committee shall be removed except by a majority vote of the independent directors then in office. Committee members shall be free from any relationships that would interfere with or give the appearance of interfering with the exercise of independent judgment as a Committee member. All members shall have a requisite working Familiarity with basic finance and accounting practices in compliance with the Listing Standards of the NYSE. Furthermore, at least one member of the Committee shall have sufficient accounting or financial expertise and be designated as a “financial expert” in compliance with the Listing Standards of the NYSE. Committee members shall be appointed by the Board normally at the Annual Organizational Meeting of the Board.

Director’s lees shall be the only compensation an audit committee member may receive from the Company. The Board shall designate one Committee member as Chairman, who shall preside over the meetings of the Committee and report Committee actions to the Board.

Duties and Responsibilities

Duties and responsibilities of the Committee shall include, but are not limited to the following:

1.                Review with management and the external auditors the annual and quarterly financial results for the Company, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Discussions with management will also include earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The review should focus on appropriate disclosure of key events, risk assessment and management, and actual or contingent liabilities that could materially impact the Company’s financial results or cause the reported information to be misleading. Also review the annual report to shareholders, the annual/quarterly reports on Forms l0-K/10-Q filed with the Securities and Exchange Commission, and legal and regulatory matters having a material impact on the financial statements. The external auditors will have discussions with the Committee on the quality of the accounting policies and practices used by the Company, any alternative treatments of financial information, their ramifications and the external auditors’ preferred treatments.

2.                Oversee and monitor the work of the external auditors to ensure they are independent of management and their objectivity is not impaired, recognizing that the external auditors are accountable to the Board and the Committee. In determining the independence of the external auditors, the Committee will annually obtain and review a formal report from the external auditors affirming their independence as prescribed by the NYSE, Review with the external auditors any audit problems or difficulties and management’s response.

The Committee has sole authority to retain and terminate the Company’s external auditors and will set clear hiring policies for employees or former employees of the independent auditors. Annually obtain and review a report from the external auditors describing the internal quality control process, including material issues raised by the most recent internal quality control review or by any inquiry or investigation by government, regulatory or professional authorities within the past five years.

Annually report to the Board the external audit firm(s) to be retained and preapprove all audit and non-audit services and fees as noted in the Committee’s Preapproval Procedure. The Committee will review the scope of any non-audit services to be performed by the external auditors and determine its impact on the auditors’ independence. Review the scope of the external audit plan and upon completion of the audit, review significant changes made in the scope of the audit plan. Meet with the external auditors privately, without management present, at each regular meeting.

3.                Oversee and monitor the activities of the Audit Services Department to ensure the internal audit function maintains appropriate independence and objectivity in the fulfillment of its responsibilities. The Committee should review: the audit plan for the upcoming year, any planned significant outsourcing of internal audit work, and the results/changes made to the prior year’s plan; significant audit findings and recommendations and management’s action plans: the adequacy of the budget and staffing for the Department; and the appointment or dismissal and annual compensation of the Chief Audit Executive. Meet with the Chief Audit Executive privately, without management present, at each regular meeting.

4.                Assess and monitor the overall control environment of the Company through discussions with management, the external auditors and the Chief Audit Executive. Assess the extent to which the audit plans of the external and internal auditors can be relied on to identify material internal control weaknesses or fraud.

5.                Oversee and monitor the activities of the Corporate Ethics Program. As noted in the Committee’s Complaint Procedure, the Committee will review and take appropriate action on any complaints received by the Company regarding questionable accounting, internal controls or auditing matters.

6.                Review and discuss with management the Company’s guidelines and policies governing risk assessment and risk management. Note: While the CEO and Senior Management have the responsibility to assess and manage the Company’s exposure to risk and the Finance Committee is responsible for the oversight of the Risk Management Committee Policy and Guidelines, the Audit Committee must discuss in a general manner the guidelines and policies used to govern the process.

7.                Request the external auditors, the internal auditors, or management to conduct special reviews or studies, as appropriate. Also, the Committee may obtain advice and assistance from outside legal, accounting or other advisors, at Company expense.

8.                Provide a report in the proxy statement stating that the Committee has reviewed and discussed the financial statements with management and the auditors. In addition, this report will include a recommendation to the Board that the audited financial statements be included in the Company’s annual report on Form l0-K.

9.                Conduct an annual self-assessment of the effectiveness and performance of this Committee and review the adequacy of this Charter. This Charter and the Company’s Code of Ethics will be published on the Company’s website. In addition, the disclosure of this Charter will be stated annually in the proxy, which will contain a copy of the Charter in an appendix, as required.

Meetings

The Committee shall hold at least three regular meetings and four quarterly conference call meetings each year in order to accomplish the aforementioned duties and responsibilities. The Committee’s Chairman may call additional meetings as needed, to review matters of interest to the Committee. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit and Corporate Performance Committee deems appropriate. As deemed necessary by the Committee, meetings shall be attended by appropriate Company personnel.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company. The President of the Service Company or his designee shall, at the request of’ the Chairman of the Committee, arrange meetings, prepare meeting agendas and serve as Secretary to the Committee.

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

Class I	For	Withhold	Class II	For	Withhold	Class III	For	Withhold
01 - W. FREDERICK	☐	☐	04 - E. BORDEN	☐	☐	08 - H. DELOACH	☐	☐

For	Withhold	For	Withhold
02 - W. JONES	☐	☐	05 - J. BOSTIC	☐	☐

For	Withhold	For	Withhold
03 - T. STONE	☐	☐	06 - D. BURNER	☐	☐

For	Withhold
07 - R. DAUGHERTY	☐	☐

B Proposals

The Board of Directors recommends a vote FOR the following proposals.	The Board of Directors recommends a vote AGAINST the following proposal.

2. Ratification of the selection of Deloitte & Touche LLP as Progress Energy’s independent registered public accounting firm for 2006.	For ☐	Against ☐	Abstain ☐	5. Shareholder proposal relating to a responsible contractor policy.	For ☐	Against ☐	Abstain ☐

3. The proposal relating to the declassification of the board of directors.	For ☐	Against ☐	Abstain ☐	6. In their discretion the proxies are authorized to vote upon such other business that is properly brought before the meeting or any adjournment thereof.

4. The proposal relating to director election by majority vote.	For ☐	Against ☐	Abstain ☐	Mark this box with an X if you have made comments below.	☐

)

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such.

If a corporation, please have signed in full corporate name by any authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy

Progress Energy, Inc.

Dear Shareholder,

Please take note of the important information enclosed with the Proxy Card. That information relates to the management and operation of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this Proxy Card to indicate how you would like your shares to be voted, then sign the card and return it in the enclosed postage paid envelope. If you prefer, you may vote by telephone or via the Internet by following the instructions in the proxy materials.

If you are a participant in the Company’s 401(k) Plan or in the Savings Plan for Employees of Florida Progress Corporation, shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy card, or vote by telephone or via the Internet. Company stock in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by participants in the Company’s 401(k) Plan.

Your vote must be submitted prior to the Annual Meeting of Shareholders to be held on May 10, 2006, unless you plan to vote in person at the Meeting.

Thank you in advance for your prompt consideration of these matters.

Progress Energy, Inc.

410 S. Wilmington Street
Raleigh, North Carolina 27601

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints Robert B. McGehee and William D. Johnson, and each of them as Proxies, with full power of substitution, to vote the shares of stock of Progress Energy, Inc. registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 10, 2006, at 10:00 a.m., and at any adjournment thereof, for the election of directors, and upon the proposals set forth on the reverse side hereof, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5, ALL AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: CLASS I - W. FREDERICK, W. JONES AND T. STONE; CLASS II - E. BORDEN, J. BOSTIC, D. BURNER AND R. DAUGHERTY; AND CLASS III - H. DELOACH. IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet!  Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Local Time, on May 10, 2006.

THANK YOU FOR VOTING